UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Anchor BanCorp Wisconsin Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANCHOR BANCORP WISCONSIN INC
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
ELECTION OF DIRECTORS
RELATIONSHIP WITH INDEPENDENT
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
Grants Of Plan-Based Awards
Outstanding Equity Awards At Fiscal Year-End
Option Exercises And Stock-Vested
Non-Qualified Deferred Compensation
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4
PROPOSAL 5
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2010 ANNUAL MEETING
ANNUAL REPORT
OTHER MATTERS

ANCHOR BANCORP WISCONSIN INC.
25 West Main Street
Madison, Wisconsin 53703
                    , 2009
Dear Shareholder:
          You are cordially invited to attend the annual meeting of shareholders of Anchor BanCorp Wisconsin Inc. The meeting will be held at the Crowne Plaza, 4402 E. Washington Avenue, Madison, Wisconsin, on Tuesday,                     , 2009, at 2:00 p.m., Central Daylight Time.
          The notice of meeting and proxy statement following this letter describe the business to be transacted at the annual meeting. You are asked to:
1.	to elect three directors, each for a three-year term;

2.	to approve the issuance of our common stock that would cause the total number of shares issued to equal or exceed 20% of the number of shares of common stock outstanding as of January 30, 2009, which may be issued upon exercise of the warrant we issued to the U.S. Department of the Treasury in connection with our participation in the Capital Purchase Program of the Troubled Assets Relief Program;

3.	to make an advisory (non-binding) vote to approve the compensation for the Company’s executive officers, pursuant to the American Recovery and Reinvestment Act of 2009, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission;

4.	to ratify the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010;

5.	to vote on a shareholder proposal which provides that the chairman of the board of directors be an independent, outside director who is not related by blood or marriage to, or has not previously served as, an executive officer of the Company; and

6.	to transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.
          Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage paid envelope as soon as possible. Your vote is very important. Submitting your vote by proxy will not limit your right to attend the meeting and vote in person.
          Your continued support of and interest in Anchor BanCorp Wisconsin Inc. are sincerely appreciated.
Sincerely,
Douglas J. Timmerman
Chairman of the Board, President
and Chief Executive Officer

ANCHOR BANCORP WISCONSIN INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON                     , 2009
     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Anchor BanCorp Wisconsin Inc. will be held at the Crowne Plaza, 4402 E. Washington Avenue, Madison, Wisconsin, on Tuesday,                     , 2009, at 2:00 p.m., Central Daylight Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:
1.	to elect three directors, each for a three-year term;

2.	to approve the issuance of our common stock that would cause the total number of shares issued to equal or exceed 20% of the number of shares of common stock outstanding as of January 30, 2009, which may be issued upon exercise of the warrant we issued to the U.S. Department of the Treasury in connection with our participation in the Capital Purchase Program of the Troubled Assets Relief Program;

3.	to make an advisory (non-binding) vote to approve the compensation for the Company’s executive officers, pursuant to the American Recovery and Reinvestment Act of 2009, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission;

4.	to ratify the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010;

5.	to vote on a shareholder proposal which provides that the chairman of the board of directors be an independent, outside director who is not related by blood or marriage to, or has not previously served as, an executive officer of the Company; and

6.	to transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.
     The board of directors has fixed                     , 2009, as the voting record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment thereof. Only those shareholders of record as of the close of business on that date will be entitled to vote at the annual meeting or at any adjournment thereof.
     Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, please indicate your voting directions, sign, date and promptly return the accompanying proxy, which is solicited by the Anchor BanCorp Wisconsin Inc. board of directors, using the enclosed self addressed envelope, which requires no postage if mailed in the United States. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the annual meeting.
IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON                     , 2009.
Our proxy statement and the proxy card for our 2009 annual meeting of shareholders are available on our Web site at www.anchorbank.com. Information on our Web site other than this proxy statement and the proxy card, is not part of this proxy statement.
BY ORDER OF THE BOARD OF DIRECTORS
Mark D. Timmerman
Executive Vice President, Secretary and
General Counsel
Madison, Wisconsin
                    , 2009

ANCHOR BANCORP WISCONSIN INC.
25 West Main Street
Madison, Wisconsin 53703
PROXY STATEMENT
ANNUAL MEETING
This Proxy Statement and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Anchor BanCorp Wisconsin Inc. (the “Company”), the holding company for AnchorBank, fsb. They will be used at the Annual Meeting of shareholders of the Company (the “Annual Meeting”) to be held on                     , 2009 at 2:00 p.m., Central Daylight Time, at the Crowne Plaza, 4402 E. Washington Avenue, Madison, Wisconsin. The accompanying Notice of Annual Meeting, this Proxy Statement, and the Proxy Card are being first mailed to shareholders entitled to vote at the Annual Meeting on or about                     , 2009. As used in this Proxy Statement, the terms “we,” “us,” and “our” refer to the Company and “Bank” refers to AnchorBank, fsb.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Who is soliciting my vote?
The Board of Directors of Anchor BanCorp Wisconsin Inc. is soliciting your vote for our Annual Meeting.
What information is contained in this Proxy Statement?
This information relates to the proposals to be voted on at the Annual Meeting, compensation of our directors and senior executive officers, the voting process and certain other information required to be disclosed in this Proxy Statement.
Who is entitled to vote?
Only holders of record of the common stock at the close of business on                     , 2009 (the “Record Date”) will be entitled to notice of and vote at the Annual Meeting and at any adjournment or postponement thereof.
How many votes can be cast by all shareholders?
A total of 21,578,713 votes may be cast on each matter presented, consisting of one vote for each share of the Company’s common stock, par value $0.10 per share, which was outstanding on the record date. The Company’s common stock is listed on the NASDAQ Global Market (“NASDAQ”), and the Company is subject to NASDAQ’s rules and regulations. There is no cumulative voting for directors.
How many votes must be present to hold the Annual Meeting?
A quorum of a majority of the votes that may be cast, or 10,789,357 votes, must be present in person or represented by proxy to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us know as soon as possible that enough votes will be present to hold the Annual Meeting. In determining whether a quorum exists, we will include in the count (i) shares represented by proxies that reflect abstentions and (ii) shares referred to as "broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners, or persons entitled to vote, and that are not voted by that broker or nominee).
What will I vote on?
You are being asked:
1.	to elect three directors, each for a three-year term;

2.	to approve the issuance of our common stock that would cause the total number of shares issued to equal or exceed 20% of the number of shares of common stock outstanding as of January 30, 2009, which may be issued upon exercise of the warrant we issued to the U.S. Department of the Treasury in connection with our participation in the Capital Purchase Program of the Troubled Assets Relief Program;

3.	to make an advisory (non-binding) vote to approve the compensation for the Company’s executive officers, pursuant to the American Recovery and Reinvestment Act of 2009, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission;

4.	to ratify the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010;

5.	to vote on a shareholder proposal which provides that the chairman of the board of directors be an independent, outside director who is not related by blood or marriage to, or has not previously served as, an executive officer of the Company; and

6.	to transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.
How do I vote?
If you are the shareholder of record: You may vote by one of the following methods:
1. in person at the Annual Meeting; or
2. by mail by completing the Proxy Card and returning it.
Whichever method you use, the proxies identified on the Proxy Card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a signed Proxy Card without giving specific voting instructions, the proxies will vote the shares as recommended by the Board.
If you own your shares in “street name,” that is, through a brokerage account or in another nominee form: You must provide instructions to the broker or nominee as to how your shares should be voted. Brokers do not have the discretion to vote on the proposals considered “non-routine” and will only vote on such proposals at the direction of the underlying beneficial owners of the shares of voting stock. Accordingly, if you do not instruct your broker to vote your shares, your broker will not have the discretion to vote your shares. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this Proxy Statement. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to the Annual Meeting.
How many votes will be required to elect a director or to adopt the proposals?
•	Proposal 1: The three nominees for director receiving the highest number of votes shall be elected to the Board. This is referred to as a “plurality.”

•	Proposals 2-5: To approve all other proposals, the votes cast for the proposal must exceed the votes cast against the proposal.
Can I change or revoke my proxy?
Yes, you may change your vote or revoke your proxy at any time before it is exercised. To do so, you should:
•	Send in a new proxy card with a later date;

•	Send a written revocation to the Secretary of the Company; or

•	Attend the Annual Meeting and vote in person.
Written revocations of a prior vote must be sent by mail to the Secretary of the Company at our address shown above, or by delivering a duly executed proxy bearing a later date. If you attend the Annual Meeting and vote in person, your vote will revoke any previously submitted proxy. If you hold your shares in street name, you must contact your broker if you wish to change your vote.
What if I vote to abstain?
In the election of directors, you can vote for or against the three directors named on the Proxy Card, or you may abstain from voting for one or more of the directors. Abstentions will not affect the vote on the election of directors.
In connection with all other proposals, you may vote for or against each proposal, or you may abstain from voting on those proposals. Abstentions on all other proposals (other than the proposal to elect directors) will have the same effect as a vote against the proposals.
What happens if I do not vote?
If you are a holder of record and you do not vote shares held in your name, those shares will not be voted.
Brokers who are members of the Financial Industry Regulatory Authority (“FINRA”) may vote shares held by them in nominee name if they are permitted to do so under the rules of any national securities exchange to which they belong. A member broker of the FINRA may not, under NASDAQ rules, vote on matters that are not routine if the beneficial owner has not provided the broker with voting instructions.
If you hold your shares in street name with a broker who is a member of FINRA and do not instruct your broker as to how to vote your shares, your broker can vote your shares on the election of directors, and the ratification of the selection of our independent auditor in your broker’s discretion. However, your broker cannot vote on our issuance of our common stock that may be issued upon exercise of the warrant we issued to the U.S. Department of the Treasury in connection with our participation in the Capital Purchase Program of the Troubled Assets Relief Program, the compensation for our executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”) or the shareholder proposal relating to chairman independence.
If your broker votes your shares on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they are not voted. Broker non-votes will have no effect on the election of directors, the ratification of the selection of the independent auditor, or on the other proposals.
Will my vote be confidential?
Yes. We have a policy of confidentiality in the voting of shareholder proxies. Individual shareholder votes are kept confidential, unless disclosure is: (i) necessary to meet legal requirements or to assert or defend claims for or against the Company or (ii) made during a contested proxy solicitation, tender offer, or other change of control situations.
What if there is voting on other matters?
Our Bylaws provide that business may be transacted at the Annual Meeting only if it is (a) stated in the Notice of Annual Meeting, (b) proposed at the direction of our Board or (c) proposed by any shareholder who is entitled to vote at the Annual Meeting and who has complied with the notice procedures in our Bylaws. The deadline for any shareholder to notify us of any proposals was April 20, 2009.
How does the Board recommend that I vote?
The Board unanimously recommends that you vote “FOR” each director nominee (Proposal 1) and “FOR” the approval of each of Proposals 2, 3, and 4 and “AGAINST” Proposal 5.
Why is the Board recommending approval of Proposal 2, relating to the U.S. Department of the Treasury’s warrant issued under the Troubled Asset Relief Program, and what happens if it is not approved?
In the current banking and credit environment, the Board determined that it would be necessary to seek significant equity capital in order to strengthen our capital ratios in light of the deteriorating conditions in the U.S. housing and credit markets and resulting elevated credit losses in our loan portfolio. The Board also concluded that in light of a variety of factors, including the weakening economy, increasing loan delinquencies, and capital markets volatility, it was important that we raise additional equity promptly and with a high degree of certainty of completion. After exploring and considering a broad range of potential financings and other alternatives, the Board decided to participate in the voluntary Capital Purchase Program of the Troubled Asset Relief Program (“TARP”) announced by the United States Department of the Treasury (the “Treasury”) in October 2008. TARP provided the Company with access to additional permanent capital on terms significantly more favorable than those the Company could have obtained, if at all, from the capital markets. We issued a total of 110,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and we also issued a warrant to purchase 7,399,103 shares of our common stock in the TARP transaction. The preferred stock has a liquidation preference of $1,000 per share, and the warrant is exercisable at $2.23 per share, subject to anti-dilution provisions and certain other adjustments.
If Proposal 3 is approved at the Annual Meeting, the holders of the warrant will be entitled to exercise their warrants to purchase shares of our common stock at a price of $2.23 per share. If shareholder approval of Proposal 2 is not received the holders of the warrant will not be entitled to exercise their warrants. In addition, if shareholder approval of Proposal 2 is not received by July 30, 2009, the exercise price of the warrant will be reduced. Further, we have agreed, pursuant to the provisions of the warrant (i.e, the securities purchase agreement with Treasury) to continue to seek to obtain shareholder approval until shareholder approval of Proposal 2 is obtained.
Accordingly, the Board unanimously recommends that shareholders vote “FOR” Proposal 2 related to the warrant issued under TARP.
Why is the Board recommending approval of Proposal 3, relating to the advisory vote on executive compensation, and what happens if it is not approved?
ARRA requires TARP recipients to permit a non-binding shareholder vote to approve the compensation of executive officers.
Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for named executives.
Accordingly, the Board unanimously recommends that shareholders vote “FOR” Proposal 3 related to executive compensation.
Why is the Board recommending approval of Proposal 4, relating to our independent public accountant, and what happens if it is not approved?
If Proposal 4 is ratified, we may retain McGladrey & Pullen LLP as our independent registered public accountants for the fiscal year ending March 31, 2010. If Proposal 4 is not ratified, the Audit Committee will reconsider whether to retain our independent registered public accountants for the fiscal year ending March 31, 2010.
Accordingly, the Board unanimously recommends that shareholders vote “FOR” Proposal 4 related to our independent public accountant.
Why is the Board recommending that I vote against Proposal 5, relating to the shareholder proposal for an independent Chairman, and what happens if it is not approved?
•	The Company recently amended its bylaws to provide that the Chairman of the Board must be an independent director and not an employee or officer of the Company

•	This bylaw amendment accomplishes a significant portion of the shareholder proposal

•	The Company’s corporate governance structure, including the provisions relating to qualifications of the Chairman of the Board, and the recent addition of the position of Lead Director, already provides effective, independent oversight of management.
Accordingly, the Board unanimously recommends that shareholders vote “AGAINST” Proposal 5 related to an independent chairman.
What was the deadline for shareholders to notify us of proposals for the 2009 Annual Meeting of Shareholders?
The deadline for submitting shareholder proposals for the 2009 Annual Meeting for inclusion in the proxy statement was February 16, 2009. The deadline for submitting shareholder proposals for the 2009 Annual Meeting for inclusion on the agenda was April 20, 2009.
What is the deadline for shareholders to notify us of proposals for the 2010 Annual Meeting of Shareholders?
The deadline for submitting shareholder proposals for the 2010 Annual Meeting for inclusion in the proxy statement is February 16, 2010. The deadline for submitting shareholder proposals for the 2010 Annual Meeting for inclusion on the agenda is April 20, 2010.
Will a representative of the Company’s independent registered public accounting firm be present at the Annual Meeting?
Yes, representatives of McGladrey & Pullen LLP will attend the Annual Meeting and will be available to respond to appropriate questions from shareholders. The representatives will also have the opportunity to make a statement, if they desire to do so. The Board has approved the appointment of McGladrey & Pullen LLP as our independent auditors for fiscal year ending March 31, 2010, subject to ratification by shareholders.

Will the directors attend the Annual Meeting?
We strongly encourage our directors to attend the Annual Meeting. At the 2008 Annual Meeting of shareholders, all of our directors were present.
How can I attend the Annual Meeting?
Only shareholders as of the record date (June 5, 2009) or their proxy holders may attend the Annual Meeting. If you plan to attend the Annual Meeting or appoint someone to attend as your proxy, please check the box on your proxy card. You or your proxy holder will then need to show photo identification at the shareholders’ admittance desk to gain admittance to the Annual Meeting.
If you do not inform us in advance that you plan to attend the Annual Meeting, you will need to bring with you:
•	Photo identification, and

•	If you hold your shares in street name, proof of ownership of your shares as of the record date, such as a letter or account statement from your broker or bank.
What happens if the Annual Meeting is postponed or adjourned?
Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
Do any shareholders beneficially own more than 5% of our common stock?
Yes. According to public filings, as of June 5, 2009, there was one holder that beneficially owned more than 5% of our common stock: Anchor Bancorp Wisconsin, Inc. Employee Stock Ownership Plan Trust.
How can I review the list of shareholders eligible to vote?
A list of shareholders as of the record date will be available at our offices at 25 West Main Street, Madison, Wisconsin 53703 from                     , 2009 to the date of the Annual Meeting for inspection and review by any shareholder during regular business hours. We will also make the list available at the Annual Meeting.
Who will pay the expenses incurred in connection with the solicitation of my vote?
We pay the cost of preparing proxy materials and of soliciting your vote. We have retained Morrow & Co., Inc. to assist us in this proxy solicitation, and we anticipate that their fees will be approximately $9,000. In addition, proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We also may pay brokers, nominees, fiduciaries, and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions.

PROPOSAL 1
ELECTION OF DIRECTORS
Our articles of incorporation provide that the Board shall be divided into three classes which are as equal in number as possible. Pursuant to our Bylaws, the number of directors of the Company is currently set at ten, divided into classes of four, three and three directors each. One class is elected each year to serve for a term of three years, and in each case until their successors are elected and qualified.
The following three directors are to be elected at the Annual Meeting: Holly Cremer Berkenstadt, Donald D. Kropidlowski and Mark D. Timmerman. Each of these persons currently is a director of the Company.
There are no arrangements or understandings between the nominees for director and any other person pursuant to which such person was selected as a nominee for election as a director at the Annual Meeting. No director is related to any other director by blood, marriage or adoption, except that Douglas J. Timmerman is Mark D. Timmerman’s father.
Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the three nominees for director listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will vote for any replacement nominee or nominees recommended by the Board. At this time, the Board knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.
Nominees For Directors with Terms Expiring in 2012

			Director
Name	Age	Principal Occupation and Business Experience	Since(1)

Holly Cremer Berkenstadt	53	Director; Former Chairman of the Board and Director of	1994
		Wisconsin Cheeseman, Inc., a direct food and gift
		company located in Sun Prairie, Wisconsin, Director
		Cremer Foundation.

Donald D. Kropidlowski	67	Director; formerly Senior Vice President of the Bank	1995
		from July 1995 until August 2001; former Director,
		President and Chief Executive Officer of American
		Equity Bancorp and American Equity Bank of Stevens
		Point.

Mark D. Timmerman	41	Director; Executive Vice President, Secretary and	2002
		General Counsel of the Company; Director, President and
		Chief Executive Officer of the Bank and previously
		served as Executive Vice President, Secretary and
		General Counsel of the Bank; Member, State Bar of
		Wisconsin since 1994.
The Board recommends a vote FOR approval of the above nominees for director.

Members of the Board of Directors Continuing in Office
Directors with Terms Expiring in 2010

			Director
Name	Age	Principal Occupation and Business Experience	Since(1)

Greg M. Larson	59	Director; Chief Executive Officer and Manager of	1992
		CedarTree LLC. Former President and Chief Executive
		Officer of Demco, Inc., a direct mail school and
		library supply company located in Madison, Wisconsin.

Douglas J. Timmerman	68	Director and Chairman; President and Chief Executive	1971
		Officer of the Company; Director and Chairman of the
		Board of the Bank and has served in various management
		positions with the Bank.

David L. Omachinski	57	Lead Director; Independent Business Consultant.	2002
		President & Chief Executive Officer of Magnum Products,
		LLC. (from October 2005 to August 2006). Magnum
		supplies light towers, mobile generators, trash pumps
		and other construction equipment for a variety of
		industries. Prior thereto, he was President & Chief
		Operating Officer (since February 2004), Executive Vice
		President, Chief Operating & Financial Officer, and
		Treasurer (since 2002) and Vice President-Finance,
		Chief Financial Officer & Treasurer (since 1993) of
		OshKosh B’Gosh, Inc.

Pat Richter	67	Director: Retired. Director of Athletics-Emeritus at	1990
		the University of Wisconsin. Member of the board of
		directors of the Green Bay Packers, Green Bay,
		Wisconsin; member of the board of directors Meriter
		Health Services, Madison, Wisconsin and member of the
		board of directors, Wisconsin Sports Development
		Corporation, Madison, Wisconsin. Mr. Richter is
		currently serving as a consultant for several business
		organizations.
Directors with Terms Expiring in 2011

			Director
Name	Age	Principal Occupation and Business Experience	Since(1)

Richard A. Bergstrom	59	Director; President of Bergstrom Corporation,	1999
		Wisconsin’s #1 Automotive Retailer, with 25
		dealerships across the state; Director of the
		Bank.

Donald D. Parker	70	Director; Retired; former Officer, Director	1999
		and Chairman of the Board of FCB Financial
		Corp. and Fox Cities Bank, F.S.B.

James D. Smessaert	71	Director; Retired; former President, Director	2002
		and Chairman of the Board of Ledger Capital
		Corp. and Ledger Bank, S.S.B.

(1)	Includes service as director of the Bank.

Independence of Directors
Our Board has adopted the following standards for director independence in compliance with rules of the SEC and corporate governance listing standards for companies listed on the NASDAQ:
•	No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us);

•	A director who is an employee, or whose immediate family member is an executive officer of ours is not “independent” until three years after the end of such employment relationship;

•	A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation;

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of ours is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship; and

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a charity to which we donate or a company that makes payments to, or received payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such other charity’s or company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.
Based on its annual review of the independence of directors, our Board has determined that each member of the Board, except for Messrs. D. Timmerman and M. Timmerman, meets the aforementioned independence standards. Mr. D. Timmerman does not meet the aforementioned independence standards because he is President and Chief Executive Officer of the Company, and Mr. M. Timmerman does not meet the aforementioned independence standards because he is Executive Vice President, Secretary and General Counsel of the Company.
The independent directors meet in executive session regularly and additionally, as appropriate. On February 9, 2009, the Company announced it created the position of Lead Director and appointed David L. Omachinski to that position. The Lead Director calls and presides over special meetings and executive sessions of the Board; establishes, creates and approves, in collaboration with the Chairman, the agendas, meeting dates, meeting locations and materials for all regular meetings of the Board and all special meetings of the Board called by the Chairman or the Lead Director; consults regularly with the Chief Executive Officer, Board and Board committees; serves as an independent point of contact for any shareholder of the Company who seeks to communicate with one or more members of the Board without the participation, assistance or cooperation of management.
The Board and its Committees
Regular meetings of our Board are held quarterly and special meetings of the Board are held as needed. The Board held a total of fifteen meetings during the fiscal year ended March 31, 2009. No incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board held during the fiscal year ended March 31, 2009, and the total number of meetings held by all committees on which he or she served during such year.
Each director serving on any of the committees is independent as defined by NASDAQ Rules and applicable law. Current copies of the written charter of each committee are available on our website at www.anchorbank.com.
Audit Committee
The Audit Committee of the Board provides assistance to the Board in fulfilling its oversight responsibility to the shareholders of the Company relating to:

•	Monitoring the quality and integrity of our financial reporting process, financial statements and systems of internal controls regarding finance and accounting, including reviewing our annual report on Form 10-K and quarterly reports on Form 10-Q prior to filing with the SEC;

•	Reviewing our corporate compliance policies and monitoring compliance with our Code of Business Conduct and Ethics, a copy of which is available on the Company’s Web site at www.anchorbank.com, and other compliance policies with legal and regulatory requirements, including reviewing any significant case of employee conflict of interest or misconduct;

•	Monitoring the qualifications, independence and performance of the independent auditors, including approving in advance all audit and non-audit engagements;

•	Retaining and determining the compensation of the independent auditors;

•	Monitoring our financial, litigation and compliance risks; and

•	Reporting to our Board as appropriate.
The Audit Committee is empowered to appoint, compensate and oversee the work of the Company’s independent registered public accounting firm and to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage and retain independent counsel and other advisors as it determines necessary to carry out its duties. The members of the Audit Committee, which met six times during the fiscal year ended March 31, 2009, are Ms. Berkenstadt and Messrs. Larson, Omachinski and Parker. Each of these persons is independent within the meaning of applicable laws and regulations, the listing standards of NASDAQ and the Company’s corporate governance guidelines.
The Board has determined that Mr. Omachinski meets the standard of “Audit Committee Financial Expert”, as defined by the SEC, and that each member of the Audit Committee is independent from management and financially literate, as defined by the NASDAQ listing standards.
The Audit Committee operates pursuant to a written charter, a copy of which is available on the Company’s Web site at www.anchorbank.com.
Compensation Committee
The Compensation Committee evaluates, oversees and approves the compensation and benefits policies for our executive officers. It conducts its duties consistent with a written charter, assists our Board in fulfilling its responsibilities for overseeing the compensation of our executive officers and is responsible for the following:
•	Reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of such goals and objectives;

•	Recommending to the Board the compensation and benefits for the CEO considering (at a minimum) the Company’s performance, relative shareholder return and the value of compensation granted to CEO’s at comparable or peer companies;

•	Setting compensation for our executive officers other than the CEO, after consideration of the CEO’s recommendations;

•	In accordance with the ARRA, meeting at least semi-annually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to the Company, as a participant in the Capital Purchase Program under the Emergency Economic Stabilization Act (“EESA”), to ensure that such plans do not encourage employees to take unnecessary and excessive risks; and, to the extent required by EESA, reviewing, at least annually “Senior Executive Officer” (“SEO” as defined in EESA) compensation, to ensure SEO compensation does not encourage such officers to take unnecessary and excessive risks;

•	Maintaining compensation practices that are consistent with applicable market standards and compliant with applicable regulatory requirements;

•	Recommending to the Board the approval, amendment and termination of any of our plans that permit awards of our common stock;

•	Approving significant amendments to the retirement plans, severance plans, deferred compensation plans or any other compensation or benefit plans in which our executive officers participate;

•	Overseeing our policies on structuring compensation programs for executive officers to preserve tax deductibility and to establish and certify, as and when required, the attainment of performance goals pursuant to the U.S. tax code;

•	Discussing and reviewing with management the disclosure regarding compensation and benefit matters and the Compensation Discussion and Analysis (“CD&A”) in the annual proxy statement, and recommending to the full Board whether the CD&A should be included in the annual proxy statement; and

•	Producing the Compensation Committee Report for inclusion in our annual proxy statement or in our Annual Report filed on Form 10-K, in accordance with applicable regulations.
The members of this committee, which met two times during the fiscal year ended March 31, 2009, are Messrs. Donald D. Kropidlowski, Greg M. Larson and Pat Richter. Each of these persons is independent within the meaning of applicable laws and regulations, the listing standards of the NASDAQ and the Company’s corporate governance guidelines. The report of the Compensation Committee with respect to compensation for the Chief Executive Officer and all other executive officers for the fiscal year ended March 31, 2009, is set forth below under “Executive Compensation — Report of the Compensation Committee.
The Compensation Committee operates pursuant to a written charter, a copy of which is available on the Company’s Web site at www.anchorbank.com.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board evaluates and make recommendations to the Board for the election of directors and evaluation of the Company’s corporate governance practices and policies. As of March 31, 2009, the members of this committee were Messrs. Greg M. Larson, David L. Omachinski, Pat Richter, Richard A. Bergstrom, Donald D. Parker and James D. Smessaert. Each of these persons is independent within the meaning of applicable laws and regulations, the listing standards of NASDAQ and the Company’s corporate governance guidelines. During the fiscal year ended March 31, 2009, the Nominating and Corporate Governance Committee met one time.
The Nominating and Corporate Governance Committee proposes a slate of directors for election by our shareholders at each annual meeting and appoints candidates to fill any vacancies on the Board. In addition, the Nominating and Corporate Governance Committee assists the Board with:
•	Identifying and recommending qualified candidates to fill positions on the Board and its committees;

•	Recommending to the Board the compensation and benefits for directors;

•	Overseeing the evaluation of the structure, duties, size, membership and functions of the Board and its Committees, as appropriate, including advising the Board as to whether any director has a conflict of interest;

•	Overseeing the evaluation of the Board and its committees and members, including the self- evaluation of the Nominating and Governance Committee;

•	Overseeing corporate governance, including developing and recommending corporate governance guidelines and policies;

•	Overseeing the succession planning process for the Company’s chief executive officer, executive officers and senior managers holding significant positions within the Company; and

•	Reviewing disclosures in our annual proxy statement, including any shareholder proposals and any statements in opposition.
The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which is available on the Company’s Web site at www.anchorbank.com.
Selection of Nominees for the Board
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Nominations” below. Shareholder’s nominees that comply with these procedures will receive the same consideration that the Nominating Committee’s nominees receive.
The Nominating and Corporate Governance Committee considers the following general criteria for director nominations:

•	A director nominee must have experience as a board member or senior officer of a company similar to us or have served as an officer of another publicly traded company or a prominent company in one of our primary geographic markets.

•	Directors should possess senior level management and decision-making experience;

•	Directors should have a reputation for integrity and abiding by exemplary standards of business and professional conduct;

•	Directors should have the commitment and ability to devote the time and attention necessary to fulfill their duties and responsibilities to the Company and its shareholders;

•	Directors should be highly accomplished in their respective fields, with leadership experience in corporations or other complex organizations, including government, educational, and military institutions;

•	Non-management directors should satisfy our independence criteria;

•	Directors who are expected to serve on a committee of the Board shall satisfy NASDAQ and legal criteria for members of the applicable committee;

•	Directors should have the ability to exercise sound business judgment and to provide advice and guidance to our CEO with candor; and

•	The Board’s assessment of a director candidate’s qualifications includes consideration of diversity, age, skills, and experience in the context of the needs of the Board.
The Committee and our Chief Executive Officer interview candidates that meet the criteria, and the Committee selects nominees that best suit the Board’s needs. In the past, the Committee has identified potential Board candidates through acquisitions by the Company, recommendations by members of the Board and community contacts.
Shareholder Nominations
Article IV, Section 4.14 of our Bylaws governs nominations for election to the Board and requires all such nominations, other than those made by the Board, to be made at a meeting of shareholders called for the election of directors, and only by a shareholder who has complied with the notice provisions in that section. Shareholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than (i) 60 days prior to the anniversary date of the mailing of proxy materials by the Company for the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each written notice of a shareholder nomination shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.
If a shareholder has provided notice of an intention to nominate one or more candidates to compete with the Board’s nominees, in accordance with the requirements of our Bylaws, then a director can be elected by a plurality of the votes cast, meaning that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the annual meeting which, for the Annual Meeting, is three. No shareholder has nominated any candidates for our Board and, therefore, the election is uncontested.
Contacting the Board of Directors and Annual Meeting Attendance
Shareholders and other interested parties may communicate with the Board by writing to the Anchor BanCorp Wisconsin Inc. Board of Directors, 25 West Main Street, Madison, Wisconsin 53703, c/o Mark D. Timmerman, Executive Vice President,

Secretary and General Counsel. Inquiries sent by mail will be reviewed by our general counsel and if they are relevant to, and consistent with, our operations, policies and philosophies, they will be forwarded to our board of directors.
We strongly encourage, but do not require, Board members to attend our Annual Meeting of shareholders. Last year, all of our directors attended the Annual Meeting.
Compensation of Directors
Meeting Fees. Each member of the Board of the Company is paid a fee of $2,500 for each regular quarterly board meeting attended. In addition, each director of the Bank also is paid a fee of $2,500 for each regular meeting of the board of directors of the Bank attended. Directors of the Company and the Bank also receive a fee of $500 for each regular committee meeting of the respective board attended and $1,250 for each special board meeting attended. The Audit Committee Chair receives an annual retainer of $8,000, payable quarterly. The Lead Director is paid a fee of $23,000 per month.
The following table sets forth information concerning compensation paid or accrued by the Company and the Bank to each member of the board of directors during the year ended March 31, 2009. Messrs. Douglas and Mark Timmerman have been omitted from the table as their compensation is fully reported in the Summary Compensation Table below. There were no stock awards, non-equity incentive plan compensation or above-market or preferential earnings on deferred compensation to any of the non-employee directors in fiscal 2009, and none of the non-employee directors participates in a defined benefit pension plan of the Company or the Bank.

	Fees Earned or	Option	All Other
	Paid	Awards	Compensation
Name	in Cash ($)(1)	($)(2)	($)(3)	Total ($)
Richard A. Bergstrom	$55,750	$—	$—	$55,750
Holly L. Cremer Berkenstadt	20,750	—	—	20,750
Donald D. Kropidlowski	21,750	—	—	21,750
Greg M. Larson	56,000	—	—	56,000
David L. Omachinski	89,750	—	3,018	92,768
Donald D. Parker	25,000	—	—	25,000
Pat Richter	55,000	—	—	55,000
James D. Smessaert	21,250	—	—	21,250

(1)	Includes meeting, committee, chairmanship and Lead Director fees.

(2)	No options were granted or resulted in compensation expense in fiscal year 2009.

(3)	Includes interest paid on the directors’ deferred compensation plan from Fox Cities Bank.
Directors’ Stock Option Plans. The Company has adopted the 2001 Stock Option Plan for Non-Employee Directors (the “2001 Directors’ Plan”) which was approved by shareholders and provides for the grant of non-qualified stock options to non-employee directors of the Company and the Bank. During the year ended March 31, 2009, no stock options were granted. Each non-officer director had the following equity awards outstanding at March 31, 2009:

Option Awards
Number of
Securities
Underlying
Unexercised
Name	Options (#)
Richard A. Bergstrom	18,000
Holly L. Cremer Berkenstadt	18,000
Donald D. Kropidlowski	8,000
Greg M. Larson	20,000
David L. Omachinski	11,460
Donald D. Parker	20,745
Pat Richter	8,000
James D. Smessaert	8,000
The options expire on the earlier of (i) ten years from the date of grant or (ii) within one year of termination of service as a director.
As of March 31, 2009, the remaining options available to be granted under the 2001 plan to the directors is 112,000 shares.
Directors’ Deferred Compensation Plan. The Company and the Bank maintain plans under which members of their Boards of Directors may elect to defer receipt of all or a portion of their director’s fees. Under the plans, the Company and the Bank are obligated to pay the deferred fees, semi-annually over a five-year period together with interest at a stated rate, upon the participating director’s resignation from the board of directors. During the year ended March 31, 2009, no director deferred funds pursuant to these deferred compensation plans.
Statement on Corporate Governance
We have reviewed the provisions of the Sarbanes-Oxley Act of 2002, EESA and ARRA, SEC rules and NASDAQ listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have amended and adopted the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to implement the rules and standards. We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. You can access our committee charters and our Code of Business Conduct and Ethics at our Web site at www.anchorbank.com or by writing to us at 25 West Main Street, Madison, Wisconsin 53703, Attention Mark D. Timmerman, Executive Vice President, Secretary and General Counsel.
Compensation Committee Interlocks, Insider Participation and Banking Interlocks
No member of the Compensation Committee serves as an officer or employee of the Company. Mr. Kropidlowski is a former executive of the Bank, having retired in 2005. None of the Company’s executive officers serve as a member of the Compensation Committee of any other company that has an executive officer serving as a member of the Company’s board of directors. None of the Company’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member the Company’s Compensation Committee.
RELATIONSHIP WITH INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fees
The following table sets forth the aggregate fees paid by us to our independent registered public accounting firm, McGladrey & Pullen LLP, and its affiliate, RSM McGladrey, Inc. for professional services rendered in connection with the audit of the Company’s consolidated financial statements for fiscal 2009 and 2008, as well as the fees paid by us to our principal accountant for audit-related services, tax services and all other services rendered to us during fiscal 2009 and 2008.

	Year Ended March 31,
	2009	2008
Audit fees(1)	$531,303	$552,649
Audit-related fees(2)	8,000	9,250
Tax fees(3)	40,200	39,600
All other fees(4)	63,093	—

Total	$642,596	$601,499

(1)	Audit fees consist of fees incurred in connection with the audit of our annual consolidated financial statements and the review of the interim consolidated financial statements included in the Company’s quarterly reports filed with the SEC, the review of management’s assessment of internal control over financial reporting and the assessment of the effectiveness of the Company’s internal controls, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	Audit-related fees consist of fees incurred in connection with compliance requirements of FHLB, WHEDA and Student Loan programs.

(3)	Tax fees consist of fees incurred in connection with tax planning, tax compliance and tax consulting services.

(4)	Includes fees in connection with the Registration Statement on Form S-3 filed October 2008.
The Audit Committee selects the Company’s independent registered public accounting firm and pre-approves all audit services to be provided by it to the Company. The Audit Committee also reviews and pre-approves all audit-related, tax and all other services rendered by our independent registered public accounting firm in accordance with the Audit Committee’s charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. Pursuant to its charter, the Audit Committee pre-approves certain audit-related services and certain tax services which are specifically described by the Audit Committee on an annual basis and separately approves other individual engagements as necessary. The pre-approval requirements do not apply to certain services if: (i) the aggregate amount of such services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be other services; and (iii) such services are promptly brought to the attention of the committee and approved by the committee or by one or more members of the committee to whom authority to grant such approvals has been delegated by the committee prior to the completion of the audit.
During the year ended March 31, 2009, each new engagement of our independent registered public accounting firm was approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception to pre-approval contained in SEC regulations.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent oversight of the Company’s financial statements and the financial reporting process, the systems of internal controls over financial reporting, the internal audit function, the annual independent audit of the Company’s financial statements, internal controls over financial reporting and of management’s assessment of the Company’s internal controls over financial reporting. The board of directors has determined that each member of the Audit Committee (David L. Omachinski, Holly Cremer Berkenstadt, Donald D. Parker and Greg M. Larson) is “independent,” as defined in the current listing standards of the NASDAQ and the SEC rules relating to audit committees. This means that, except in their roles as members of the Board and it’s committees, they are not “affiliates” of the Company, they receive no consulting, advisory or other compensatory fees directly or indirectly from the Company, they have no other relationships that may interfere with the exercise of their independence from management and the Company, and they have not participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years. In addition, the Board has determined that each Audit Committee member satisfies the financial literacy requirements of the NASDAQ and that Mr. Omachinski qualifies as an independent “Audit Committee Financial Expert” within the meaning of applicable rules of the SEC.
In accordance with its written charter adopted by the Board, the Audit Committee assisted the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee reviewed and discussed with management, the audited financial statements for the fiscal year ending March 31, 2009. The Audit Committee also discussed the matters required to be discussed by Statement of Auditing Standard No. 61, as amended by Statement on Auditing Standards No. 90, with the Company’s independent auditors, McGladrey & Pullen LLP. The Audit Committee received a written disclosure and letter from McGladrey & Pullen LLP as required by Independence Standards Board Standard No. 1, and discussed with

McGladrey & Pullen LLP its independence. Based on its review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K filed with the SEC.
The Committee has appointed McGladrey & Pullen, LLP as the Company’s independent auditors for the fiscal year ending March 31, 2010. While the Committee has the sole authority to appoint the independent auditors, the Committee has recommended to the board of directors that the Company continue its long-standing practice of requesting that Shareholders ratify the appointment.
Date: June 10, 2009
Respectfully submitted:
David L. Omachinski, Audit Committee Chair
Holly Cremer Berkenstadt
Donald D. Parker
Greg M. Larson
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
The following sets forth certain information with respect to the executive officers of the Company and the Bank who are not directors.
J. Anthony Cattelino (age 66). Mr. Cattelino currently serves as Executive Vice President and Recording Secretary of the Company and as Executive Vice President — Marketing and Retail Administration for the Bank. He is responsible for the branch network, deposit acquisition, consumer lending, marketing and retail operations. Mr. Cattelino joined the Bank in 1974 as Director of Marketing, was promoted to Vice President of Marketing in 1976, to Senior Vice President in 1985, and to his current position in 2003. Mr. Cattelino is a member of the board of directors for the Mendota Gridiron Club and holds both a BBA from UW-Whitewater and a MBA, with an emphasis in Marketing, from Northern Illinois University.
Daniel K. Nichols (age 53). Mr. Nichols is currently Executive Vice President — Commercial Lending of the Bank and is responsible for commercial lending and commercial real estate. He joined the Bank in 1985 to develop the Commercial Lending Department. In 1990 he was promoted to Vice President and became responsible for commercial lending and commercial real estate. He was promoted to First Vice President in June of 1996 and assumed his present position in 2005. Mr. Nichols holds both a BBA and MBA in finance from the University of Wisconsin-Madison. He is a Board member of the Weinert program at the University of Wisconsin and is also on the board of directors of the Easter Seal Society.
Dale C. Ringgenberg (age 60). Mr. Ringgenberg is currently Senior Vice President — Treasurer and Chief Financial Officer of the Company and Senior Vice President — Treasurer and Chief Financial Officer of the Bank. Mr. Ringgenberg joined the Bank in 1976 as Staff Accountant, was promoted to Vice President — Controller in 1991, to First Vice President in 2003 and to his current positions in 2007. Prior to joining the Company, Mr. Ringgenberg was Director of Accounting of Kennedy & Cohen, an Electronic & Appliance Chain in Roseville, Minnesota.
BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table includes certain information as to the common stock beneficially owned as of June 5, 2009, the voting record date for the annual meeting, by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, who or which were known by us to be the beneficial owners of more than 5% of the issued and outstanding common stock, (ii) the directors and director nominees of the Company, (iii) the executive officers of the Company who are named in the Summary Compensation Table below and (iv) all directors and executive officers of the Company and the Bank as a group.

	Common Stock Beneficially
	Owned as of June 5, 2009(1)
Name & Address of Beneficial Owner	No. of Shares		Percentage
Anchor Bancorp Wisconsin Inc.	1,195,831	(2)	5.39%
Employee Stock Ownership Plan Trust 25 West Main Street Madison, Wisconsin
Directors:
Holly Cremer Berkenstadt	41,749	(3)	*
Richard A. Bergstrom	47,190	(3)	*
Donald D. Kropidlowski	80,903	(3)	*
Greg M. Larson	49,500	(3)	*
David L. Omachinski	15,060	(3)	*
Donald D. Parker	176,604	(3)	*
Pat Richter	41,244	(3)	*
James D. Smessaert	36,405	(3)	*
Douglas J. Timmerman	1,457,927	(3)	6.57
Mark D. Timmerman	371,774	(3)	1.68
Named Executive Officers:
J. Anthony Cattelino	161,674	(3)	*
Dale C. Ringgenberg	26,744	(3)	*
Daniel K Nichols	124,227	(3)	*

All directors and executive officers of the Company and the Bank as a group (16 persons)	2,885,803		13.01

*	Represents less than 1% of the outstanding Common Stock.

(1)	For purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares. Shares that are subject to stock options which are exercisable within 60 days of the voting record date by an individual or group are deemed to be beneficially owned and deemed to be outstanding for the purpose of computing the percentages of Common Stock beneficially owned by the respective individual or group.

(2)	The Anchor BanCorp Wisconsin Inc. Employee Stock Ownership Trust (“Trust”) was established pursuant to the Anchor BanCorp Wisconsin Inc. Employee Stock Ownership Plan (“ESOP”) by an agreement between the Company and the trustees. The current trustees are: Ronald R. Osterholz, Senior Vice President — Human Resources of the Bank, and Mark D. Timmerman, Executive Vice President — Operations & Planning, Secretary, and General Counsel of the Company. As of the voting record date, all shares held in the Trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Allocated shares for which employees do not give instructions will be voted in the same ratio on any matter as those shares for which instructions are given. Includes shares held in ESOP allocated to the following accounts: Mr. Smessaert — 26,404 shares; Mr. D. Timmerman — 35,020 shares; Mr. M. Timmerman — 7,065 shares; Mr. Cattelino — 30,647 shares; Mr. Ringgenberg — 14,544 shares; and Mr. Nichols — 18,115 shares.

(3)	Includes shares held directly, in retirement accounts or by members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also reflects the holdings of certain of the directors and executive officers of shares of the Company pursuant to the Company’s deferred compensation plan and 401(k) plan. In addition, includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of June 5, 2009, as follows: Ms. Berkenstadt — 18,000 shares; Mr. Bergstrom — 18,000 shares; Mr. Kropidlowski — 8,000 shares; Mr. Larson - 20,000 shares; Mr. Omachinski — 11,460 shares; Mr. Parker — 20,745 shares; Mr. Richter — 8,000 shares; Mr. Smessaert — 8,000 shares; Mr. D. Timmerman — 307,959 shares; Mr. M. Timmerman — 86,545 shares; Mr. Cattelino — 0 shares; Mr. Ringgenberg — 2,700 shares; Mr. Nichols - 30,000 shares; and all directors and executive officers of the Company and the Bank as a group — 599,759 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding more than 10% of the Company’s common stock are required to report their ownership of the common stock and any changes in that ownership to the SEC and NASDAQ by specific dates. Based on representations of its directors and executive officers and copies of the reports that they have filed with the SEC and NASDAQ, we believe that all of these filing requirements were satisfied by the Company’s directors and executive officers during the year ended March 31, 2009.
EXECUTIVE COMPENSATION
COMPENSATION AND BENEFITS COMMITTEE REPORT
The following report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2009 Annual Meeting of shareholders.
Donald D. Kropidlowski
Greg M. Larson
Pat Richter
COMPENSATION DISCUSSION AND ANALYSIS
Overview of the Company’s Financial Performance
As with many financial services companies, fiscal 2009 was the most challenging year the Company has ever faced. Due to the economic crisis in the U.S. and other factors, the Company experienced a substantial loss and its stock price declined precipitously. In response, the Compensation Committee of the Company made the following decisions with regard to executive compensation:
•	eliminated base salary increases for Named Executive Officers and for other senior management officers in calendar 2009

•	eliminated non-equity incentive payments for the Named Executive Officers and for other senior management for fiscal 2009 performance

•	eliminated long-term equity incentive awards for the Named Executive Officers and for other senior management for fiscal 2009 performance

•	reduced the term of applicable employment agreements for Named Executive Officers.
Government Intervention and Regulation and Compensation Compliance Under the Troubled Asset Relief Program
In response to the deteriorating economic conditions and the prolonged financial market crisis, the U.S. Government has taken a variety of extraordinary measures designed to restore confidence in the financial markets and to strengthen financial institutions, including programs established under the EESA, which was enacted by the U.S. Congress in October of 2008. We elected to participate in several of these measures, including the CPP promulgated under TARP, which was designed to stabilize the financial markets by providing capital to healthy institutions and increase the flow of credit to businesses and consumers. Under this program, on January 30, 2009, we sold $110 million of our preferred stock and a ten-year warrant to purchase up to 7,399,103 shares of common stock to the Treasury.
Participation in the CPP requires institutions to limit executive compensation by adopting: (1) measures that discourage unnecessary and excessive risk taking; (2) a right to recover (claw-back) incentive compensation based on erroneous information; (3) a ban on golden parachute payments; and (4) a limit on tax deductions for remuneration to certain executive officers to $500,000. The Company and the Compensation Committee have taken, and will continue to take, all steps necessary to comply with the requirements imposed in connection with the Company’s participation in the CPP. Steps taken to date include: (1) our named executive officers entered into agreements and executed waivers consenting to the restrictions and limitations required by the TARP program rules (including the claw-back of incentive compensation based on erroneous information) in effect as of January 30, 2009; and (2) the Compensation Committee conducted a review of our incentive plans from a risk perspective and concluded they do not encourage unnecessary or excessive risk.
Subsequent to our election to participate in the CPP, on February 17, 2009, the President signed into law the ARRA, which, among other things will impose additional restrictions on executive compensation for institutions that receive TARP capital, including companies that participated in the CPP prior to the enactment of ARRA. The ARRA directs the Treasury to issue regulations implementing strict limitations on compensation paid or accrued by financial institutions participating in the CPP. The limitations are to include: (1) a prohibition on paying or accruing any bonus, incentive or retention compensation for at least the five most highly compensation employees, other than certain awards of long-term restricted stock or bonuses payable under existing employment agreements; (2) a prohibition on making any payments to the five highest paid executive officers and the next five most highly compensated employees for departure from the Company other than compensation earned for services rendered or accrued benefits; (3) subjecting bonus, incentive, and retention payments made to the five highest paid executive officers and the next 20 most highly compensated employees to repayment (claw-back) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate; (4) a prohibition on any compensation plan that would encourage manipulation of reported earnings; (5) establishment by the Board of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business; (6) submitting a “say-on-pay” proposal to a non-binding vote of shareholders, whereby shareholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; such a proposal will be presented at the Annual Meeting, as described in this Proxy Statement under Proposal 3—Non-Binding Resolution on Executive Compensation; and (7) a review by the Treasury of any bonus, retention awards or other compensation paid to the five highest paid executive officers and the next 20 most highly compensated employees prior to February 17, 2009 to determine if such payments were excessive and negotiate for the reimbursement of such excess payments.
The ARRA directs the Treasury and the SEC to issue regulations implementing the foregoing. There are numerous questions regarding the scope of the limitations and the requirements of the ARRA. None of the regulations mandated by the law had been issued by the Treasury prior to finalization of this Proxy Statement. Pending the issuance of the regulations, the Board, the Compensation Committee and management are reviewing the requirements of the ARRA, its impact on current and future compensation, and the effect of the law’s requirements on the Company’s competitive position. Actions required by consideration of the ARRA, competitive factors and our overall compensation philosophy and objectives may include changes to the form and amount of compensation paid to our executive officers, including higher base salaries, the reduction or elimination of bonus compensation, issuance of long-term restricted stock awards and modification to existing agreements.
Except as expressly mentioned otherwise, the following discussion does not address the effect, if any, compliance with the ARRA may have on our executive compensation program and references to the TARP program refer to its requirements as applicable to the ARRA.
Nature and Structure of Compensation Administration
Our Compensation Committee (the “Committee”) of the Board of Directors is responsible for all compensation, including equity compensation, of the Company’s Named Executive Officers (“NEOs”). The Committee consists of Messrs. Donald D. Kropidlowski, Greg M. Larson and Pat Richter. The Committee sets the strategic direction for the Company’s executive compensation policies and programs and helps ensure management’s execution and compliance with that strategic direction. It also oversees administration of certain compensation and benefit arrangements described in this Proxy Statement. It sets the compensation of the Chief Executive Officer (the “CEO”) and, with input from the CEO, establishes compensation for the other NEOs.
Our compensation philosophy is to offer competitive total compensation and reward financial performance results that drive shareholder value. Through our executive compensation program, we strive to align the financial interests of our executive officers with the long-term interests of our shareholders, motivate our executive officers to achieve our strategic goals and attract and retain high performing executive officers to increase our profitability. We believe in structuring a significant portion of the value of our executives’ total compensation in a form to motivate them to take actions that will favorably impact the Company’s profitability, as well as long-term shareholder value. Our compensation program is also intended to offer competitive pay packages in order for us to retain our executive talent and to attract talented executives in the future. Our executive compensation program focuses on base salary, annual non-equity incentive payment dependent on our achievement of certain company-wide financial performance levels or objectives and certain individual performance goals, and long-term equity incentive awards. The executive compensation program is intended to reward the accomplishment of strategic plan objectives and results as evaluated by members of the Compensation Committee.
We believe each compensation element is important in achieving our strategic plan objectives for the compensation programs, which in turn reflect the Board’s objectives for the Company. Annual non-equity incentive payments typically are paid in amounts that are dependent on return of equity performance relative to Company performance as compared to our peer group. Equity awards in the form of restricted stock subject to long term vesting schedules serves to retain executives and keep a portion of executives’ compensation tied to the long-term value created in the Company. Severance and change-in-control agreements help assure that we can retain continuity in management in the midst of potentially disruptive events like significant changes in the strategic direction or a sale of the Company without our executives being unduly distracted by the personal impact of major decisions we make in the best interest of the organization.
Peer Group Review
The Committee utilizes peer group information as a general check to confirm that the compensation levels of our named executive officers are not measurably out of line (high or low) with our peers. In addition, our return on equity results as compared to the return on equity results of the peer group is instrumental in the computation of our annual non-equity incentive payment program. For the fiscal year ending March 31, 2009, we derived peer group data from the following 26 publicly traded bank and thrift holding companies that range in asset size from $1 billion to $24 billion and are engaged in similar lines of business as the Company. The median size of the companies in this group was $3.8 billion in assets compared to the Company’s $5.3 billion in assets as of March 31, 2009. Company management provided input as to the constituents of this peer group to the Committee. This peer group is used for comparison of compensation levels for the NEOs and for comparing the Company’s business performance to demonstrate pay-for-performance and other pay practices.

First Financial BanCorp	CFS BanCorp Inc.	First Place Financial Corp.	Privatebancorp, Inc.
1st Source Corp.	Chemical Financial Corp.	Independent Bank Corp.	Taylor Capital Group, Inc.
Amcore Financial, Inc.	Citizens Banking Corp.	Integra Bank Corp.	TierOne Corp.
Associated Banc-Corp	Corus Bankshares, Inc.	MB Financial, Inc.	Waterstone Financial, Inc.
Bank Mutual Corporation	First Financial Corp.	MBT Financial Corp	Wintrust Financial Corp.
Baylake Corp.	First Merchants Corp.	Midwest Banc Holdings
Capital Bank Corp.	First Midwest Bancorp, Inc.	Park National Corp.
The fiscal 2009 peer group is the same from the fiscal 2008 peer group.
Role of CEO
The Committee seeks the advice and recommendations of our CEO, Douglas J. Timmerman, in reviewing all aspects of executive compensation, other than issues that relate specifically to his own compensation and the compensation of Mark D. Timmerman. We believe this is helpful and appropriate to give the Committee needed insights regarding the contributions of individual executives and the CEO’s views on effective tools to motivate and reward his management team. From time to time, the Committee also seeks the advice and consultation of nationally-recognized compensation consultants, other executive officers and legal counsel who are well versed in the structure of the various executive compensation programs, including tax and accounting implications.
2009 Compensation
Historically, the Committee evaluates the base salary of the CEO and the other NEOs at its November meeting of each year and approves increases to base salaries after reviewing peer group information. At a meeting of the Board of Directors in November 2008, based on management’s recommendation, base salary increases were eliminated for calendar 2009. At a meeting of the Board of Directors in January 2009, based on management’s recommendation, the decision was made to eliminate non-equity incentive payments for fiscal 2009 performance.
The Elements of Executive Compensation
Short Term

Base Salary — The Company’s objective is to pay a base salary that is competitive with that of peer companies to reward performance and to enable it to attract and retain the top talent that the Company needs to manage and expand its business. Base salary is set each year taking into account market compensation data, as well as the performance level of the executive and the competency level demonstrated in the past. Changes in base salary are market-based and typically effective in the first quarter of each year. Although we do not formally benchmark base salary amounts for NEOs and other executive officers to selected competitors or peer group averages, we believe the base salaries for the named executive officers are below competitive norms based on studies available from compensation consultants and historical proxy statement information of peers
Non-Equity Incentive Plan— Our annual Non-Equity Incentive Plan comprises the incentive, or performance-based portion of our compensation program and the amount payable under this program is variable depending on Company (70%) and individual performance (30%). Annual non-equity incentive payments are designed to reward executives if the results of both their collective and individual efforts are translated into achieving financial results, within the confines of certain safety and soundness standards that must also be satisfied.
We believe that return on equity best measures the success of the Company’s current operating strategies and business plan. For a number of years we have used this financial metric as the basis for determining annual non-equity incentive payments.
To the extent desired return on equity results are not met when compared to the return on equity results of the peer group, executives’ annual non-equity incentive payment opportunities are diminished. However, we also are of the view that executives should have the opportunity to earn some portion of the annual non-equity incentive payment amount (30%) whether return on equity results are attained since annual financial performance can be greatly influenced by market forces difficult to forecast with certainty and beyond management’s control. To recognize and reward individual performance, we consider the contributions made by the respective executive in regards to the attainment of Company and personal goals.
For the fiscal year ending March 31, 2009, based on management’s recommendation, the decision was made to eliminate non-equity incentive payments for fiscal 2009 performance.
Based upon the discussion in Government Intervention and Regulation and Compensation Compliance Under the Troubled Asset Relief Program above and following a full assessment of the effects of the ARRA on our compensation program, the Committee will need to revisit our Non-Equity Incentive Plan in light of the provisions of TARP and the ARRA.
Long Term
Long-Term Equity Incentive Awards
We believe it is in the best interests of shareholders to have a significant portion of executives’ compensation comprised of stock-based compensation in order to closely align executives’ interests with those of shareholders. In contrast to other components of our executive compensation program, the determination of equity compensation amounts has historically been a discretionary process that takes into account a number of factors, but is not formulaic. We have historically awarded stock-based compensation to executives in the form of stock options. Beginning in fiscal 2007, however, we changed this approach and began granting equity compensation in the form of restricted stock.
This change to restricted stock from stock options follows a recent trend among public companies, which is rooted, at least in part, in the new stock option expensing rules that eliminated the favorable accounting treatment for compensation in the form of stock options. Restricted stock allows us to deliver the desired level of equity compensation with the use of fewer shares reserved for issuance under our 2004 Equity Incentive Plan. We believe restricted stock is an effective compensation tool in delivering equity value to executives and balance well with other performance-based aspects of our compensation program. Because the true value of the restricted stock cannot be enjoyed by the executive until the underlying shares are delivered on future vesting dates, restricted stock provides an incentive for executives to keep focused on achieving long-term value for our shareholders and serve as a key retention tool.
At a Board of Directors meeting held January 2009, based on management’s recommendations, it was decided that no Long-Term Equity Incentive Awards would be made for the fiscal 2009 year. The grant date value of restricted stock awards is reflected as compensation expense in our financial statements ratably over the vesting period of the individual awards.
We do not generally consider the current value of past equity compensation awards in determining the amount of current equity award grants.
Retirement Plans
All of the NEOs participate in the 401(k) Plan.
Excess Benefit Plan
During fiscal 1994, the Bank adopted an Excess Benefit Plan (“EBP”) for the purpose of permitting employees of the Bank who may be designated pursuant to the EBP to receive certain benefits that the employee otherwise would be eligible to receive under the Company’s Retirement Plan and ESOP, but for the limitations set forth in Sections 401(a)(17), 402(g) and 415 of the Internal Revenue Code. During fiscal 1994, Mr. D. Timmerman was designated as a participant in the EBP, during fiscal 1995 Mr. Cattelino was designated as a participant in the EBP, during fiscal 2004 Mr. M. Timmerman was designated as a participant in the EBP, and during fiscal 2008, Mr. Ringgenberg as designated as a participant in the EBP. Pursuant to the EBP, during any fiscal year the Bank generally shall permit a participant to defer the excess of (i) the amount of salary that a participant would have been able to defer under the Retirement Plan but for limitations in the Internal Revenue Code over (ii) the actual amount of salary actually deferred by the participant pursuant to the Retirement Plan (provided that the participant executes a supplemental deferral agreement at the times and in the manner set forth in the EBP). The EBP also generally provides that during any fiscal year the Bank shall make matching contributions on behalf of the participant in an amount equal to the amount of matching contributions that would have been made by the Bank on behalf of the participant but for limitations in the Internal Revenue Code, less the actual amount of matching contributions actually made by the Bank on behalf of the participant. Finally, the EBP generally provides that during any fiscal year a participant shall receive a supplemental ESOP allocation in an amount equal to the amount which would have been allocated to the participant but for limitations in the Internal Revenue Code, less the amount actually allocated to the participant pursuant to the ESOP. The supplemental benefits to be received by a participant pursuant to the EBP shall be credited to an account maintained pursuant to the EBP within 30 days after the end of each fiscal year. Amounts credited for fiscal 2009 were $2,000, $10,303, $0, and $0 for Messrs. D. Timmerman, M. Timmerman, Cattelino and Ringgenberg, respectively.
During fiscal 1994, the Bank amended the Trust to permit contributions by the Bank to fund the Bank’s obligations under the EBP. In April 2001, the Bank amended the EBP to provide that amounts credited to the participant’s account thereunder shall be treated as if they were actually invested in shares of common stock as the sole investment choice.
The Bank may amend the EBP, as well as the Deferred Compensation Agreement discussed below, to make any changes required to comply with Section 409A of the Internal Revenue Code which governs nonqualified deferred compensation plans. The Internal Revenue Service has issued final regulations with respect to the application of Section 409A. Following its review of the final regulations, the Bank will evaluate whether any changes need to be made to each of the foregoing plans to comply with Section 409A of the Internal Revenue Code.
Deferred Compensation Plan
In December 1986, the Bank and Mr. D. Timmerman entered into a deferred compensation agreement pursuant to which the Bank agreed to pay Mr. D. Timmerman or his beneficiary the sum of $300,000 over ten years upon his retirement, death, disability, termination without his consent, or termination for health reasons. This agreement was amended in July 1992 to provide that the amount to be distributed thereunder shall be paid in shares of common stock based on the then-existing value of the amount of common stock, including fractional shares, which could be purchased in the initial public offering of common stock by the Company with $300,000 (regardless whether such shares actually were purchased in this manner). The Bank funded the payment of shares under the deferred compensation agreement by initially contributing $291,309 (which it previously had expensed for financial statement reporting purposes) and an additional $101,953 to a rabbi trust (the “Trust”) which purchased 30,000 shares of common stock in the open market following consummation of the initial public offering of the common stock. The shares of common stock held in the Trust are voted by an independent trustee prior to distribution to Mr. D. Timmerman in accordance with the terms of the deferred compensation agreement.

Perquisites
We provide the NEOs with perquisites and other personal benefits that we believe are reasonable relative to our peer group and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The incremental costs to us of providing these perquisites and other personal benefits to the named executive officers for the fiscal year ended March 31, 2009, are included in the Summary Compensation Table under the “All Other Compensation” column.
Employment Agreements and Change in Control Agreements
We are parties to employment agreements with Messrs. D. Timmerman, Cattelino and M. Timmerman. These agreements with top executive officers are customary in the banking industry and for public companies in general and we believe they are important for gaining assurances that the primary individuals responsible for leading the Company will remain committed to the Company. We do not currently have employment agreements with any other executive officers.
We are parties to change-in-control agreements with Mr. Nichols and certain other executive officers, which provide for certain financial protection in the event of termination of employment following a change in control. We believe these agreements are important from both a retention standpoint as well as to provide us with some degree of assurance that executives will remain focused on the business of operating the Company and insuring a smooth transition in the event of a change-in-control despite personal uncertainty and disruption arising from the circumstances.
For a detailed description of the terms of the employment agreements and change-in-control agreements, as well as an analysis of the payments that would be made under these agreements in various termination scenarios, see “Employment Agreements” and “Termination and Change in Control Payments and Benefits.”
Employment and Severance Agreements
The Company and the Bank (collectively the “Employers”) have entered into employment agreements with Messrs. D. Timmerman, M. Timmerman, and Cattelino pursuant to which the Employers agreed to employ these persons in their current positions for a term of three years, three years and two years, respectively, at their current salaries of $295,000, $460,800, and $179,400, respectively. On an annual basis, the board of directors of the Employers may extend the employment term for an additional year, following an explicit review by such boards of directors of the officer’s employment under the employment agreement. In February 2009, the Board of Directors, based on management’s recommendations, declined to extend the employment term for an additional year. The officer shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, retirement or death. In the event that the officer’s employment is terminated due to disability, as defined, he shall be paid 100% of his salary at the time of termination for a period of one year after termination and thereafter an annual amount equal to 75% of such salary for any remaining portion of the employment term, which amounts shall be offset by payments received from any disability plans of the Employers and/or any governmental social security or workers compensation program. In the event that, prior to a Change in Control, as defined, (i) the officer terminates his employment because of failure of the Employers to comply with any material provision of the employment agreement or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death, the officer shall be entitled to (i) severance payments for a 36-month period in the case of Messrs. D. Timmerman and M. Timmerman, and a 24-month period in the case of Mr. Cattelino, which payments shall be based on the highest rate of base salary of the officer during the three years preceding the termination of employment, and (ii) continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans in which the officer was entitled to participate immediately prior to termination (other than retirement, deferred compensation and stock compensation plans) until the earlier of expiration of the applicable severance period and the officer’s obtainment of full time employment by another employer which provides substantially similar employee benefits at no cost to the officer. In the event that the officer’s employment is terminated by either of the Employers other than for cause, disability, retirement or death following a Change in Control, or the officer terminates his employment under such circumstances because certain adverse actions are taken by the Employers with respect to the officer’s employment during the 24-month period and 12-month period following a Change in Control in the case of Messrs. D. Timmerman and M. Timmerman, and Mr. Cattelino, respectively, the officer would be entitled to (i) severance payments for a 36-month period in the case of Messrs. D. Timmerman and M. Timmerman and a 24-month period in the case of Mr. Cattelino, which payments shall be based on the highest rate of base salary of the officer during the three years preceding the termination of employment plus the total bonus and incentive compensation paid to or vested in the officer on the basis of his most recently completed calendar year of employment, (ii) the benefits specified in clause (ii) in the immediately preceding sentence for the applicable severance period and (iii) supplemental benefits under the retirement and deferred compensation plans and individual insurance policies maintained by the Employers, determined as if the officer had accumulated the additional years of credited service thereunder that he would have received had he continued in the employment of the Employers during the applicable severance period at the annual compensation level represented by his severance pay. A Change in Control is defined in the employment agreements to include any change in control of the Company or the Bank that would be required to be reported under federal securities laws, as well as (i) the acquisition by any person of 25% or more of the outstanding voting securities of the Company or the Bank and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period. The Company and the Bank had entered into a similar agreement with Mr. Helser, which was terminated upon his retirement in June 2007.
The Company and the Bank also have entered into a severance agreement with Mr. Nichols. Pursuant to this agreement, Mr. Nichols would receive specified benefits in the event that his employment was terminated by either of the Employers other than for cause, disability, retirement or death following a Change in Control, as defined above, or the officer terminated his employment following a Change in Control because certain adverse actions were taken by the Employers with respect to the officer’s employment. The benefits payable under such circumstances consist of (i) severance payments for a 12-month period or, at the officer’s option, a single cash payment in an amount equal to the amount that would have been paid over the severance period, (ii) continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans in which the officer was entitled to participate immediately prior to termination (other than retirement, deferred compensation or stock compensation plans of the Employers) until the earlier of expiration of the 12-month severance period and the officer’s obtainment of full-time employment by another employer which provides substantially similar benefits at no cost to the officer and (iii) supplemental benefits under the retirement and deferred compensation plans and individual insurance policies maintained by the Employers, determined as if the officer had accumulated the additional years of credited service thereunder that he would have received had he continued in the employment of the Bank during the applicable severance period at the annual compensation level represented by his severance pay.
The employment agreements and the severance agreement provide that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits received thereunder shall be reduced, in the manner determined by the officer, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes, except in the case of M. Timmerman. Excess parachute payments generally are payments in excess of three times the recipient’s average annual compensation from the employer includable in the recipient’s gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred (“base amount”). Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.
Security Ownership Guidelines
The Committee has not established any stock ownership guidelines for the NEOs and other senior officers, as well as for the Company’s outside directors.
Executive Compensation
The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Company or its subsidiaries for services rendered in all capacities during the last fiscal year to our principal executive officer and our principal financial officer as well as our three other highest compensated executive officers. We refer to these individuals throughout this Proxy Statement as the “named executive officers.”

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)	($)	($)(2)	($)
Douglas J. Timmerman	2009	$295,000	$—	$—	$—	$—	$—	$71,335	$366,335
President and Chairman of	2008	280,000	—	—	—	59,595	—	68,947	408,542
theBoard of the Company	2007	256,250	—	—	—	91,739	—	162,914	510,903

Mark D. Timmerman	2009	$496,000	$—	$333,875	$—	$—	$—	$94,197	$924,072
Executive Vice President,	2008	470,000	—	414,313	—	255,796	—	110,632	1,250,741
Secretary and General	2007	415,000	—	296,232	—	166,798	—	85,115	963,145
Counsel of the Company; President and Chief Executive Officer of the Bank

J. Anthony Cattelino	2009	$179,400	$—	$—	$—	$—	$—	$13,733	$193,133
Executive Vice President	2008	175,500	—	—	—	45,890	—	13,796	235,186
and Recording Secretary of	2007	170,083	—	—	—	58,112	—	12,392	240,587
the Company; Executive Vice President, Marketing/Retail Administration of the Bank

Daniel K. Nichols	2009	$179,400	$—	$54,158	$—	$—	$—	$10,379	$243,937
Executive Vice President,	2008	175,500	—	97,774	—	45,890	—	12,791	331,955
Commercial Lending of the	2007	170,083	—	71,797	—	58,112	—	12,887	312,879
Bank

Dale C. Ringgenberg(3)	2009	$148,800	$—	$102,825	$—	$—	$—	$8,386	$260,011
Senior Vice President,	2008	133,850	—	19,042	—	34,256	—	7,306	194,454
Treasurer and Chief Financial Officer of the Company and the Bank

(1)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended March 31, 2009, March 31, 2008, and March 31, 2007, respectively, in accordance with FAS 123R, of restricted stock awarded under our 2004 Equity Incentive Plan and thus may include amounts from awards granted in and prior to 2007. The assumptions used in the calculation of these amounts are included in the Consolidated Financial Statements contained in our Annual Report on From 10-K. Market value at time of vesting was $25,650 for Mr. M. Timmerman, $14,510 for Mr. Nichols and $15,710 for Mr. Ringgenberg.

(2)	The amounts listed as “All Other Compensation” in the “Summary Compensation Table” above include Company contributions to the AnchorBank 401(K) Plan, dividends paid on restricted stock, directors fees received from the Company and/or the Bank, Company Contributions to non-qualified deferred compensation plans, life insurance premiums paid by the Company and the imputed personal use of Company-owned vehicles, which are listed in the table below.

(3)	Mr. Ringgenberg was elected to the positions of Treasurer and Chief Financial Officer in June 2007.

						Company		Imputed
						Contributions to		Personal
		Company	Dividends			Non-Qualified		Use of
		Matching	Paid on			Deferred	Life	Company-
		Contribution to	Restricted	Directors	Club	Compensation	Insurance	Owned
	Year	401(k) Plan	Stock	Fees	Dues	Plans	Premiums	Vehicles	Total
Douglas J. Timmerman	2009	$9,588	$—	$53,750	$3,766	$2,600	$870	$761	$71,335
	2008	9,825	—	48,350	6,794	2,000	870	1,108	68,947
	2007	4,777	—	41,300	6,467	107,722	1,140	1,508	162,914

Mark D. Timmerman	2009	$2,150	$15,370	$53,750	$8,755	$11,563	$870	$1,739	$94,197
	2008	3,733	36,888	49,550	8,023	10,303	870	1,265	110,632
	2007	4,500	15,372	41,300	7,581	12,821	1,821	1,720	85,115

J. Anthony Cattelino	2009	$6,615	$—	$—	$5,170	$—	$392	$1,556	$13,733
	2008	6,766	—	—	4,926	—	483	1,621	13,796
	2007	5,564	—	—	4,716	303	525	1,284	12,392

Daniel K. Nichols	2009	$6,279	$1,665	$—	$—	$—	$423	$2,012	$10,379
	2008	6,729	3,310	—	—	—	489	2,263	12,791
	2007	6,232	3,425	—	—	—	668	2,562	12,887

Dale C. Ringgenberg	2009	$5,456	$2,580	$—	$—	$—	$350	$—	$8,386
	2008	5,398	1,620	—	—	—	288	—	7,306
Equity and Non-Equity Compensation Plans
No grants of equity or non-equity awards were made to the named executive officers during the year ended March 31, 2009.
Grants Of Plan-Based Awards

					All Other	All Other
					Stock	Option	Exercise
					Awards:	Awards:	or Base
					Number of	Number of	Price of
		Estimated Future Payouts Under Non-Equity			Shares of	Securities	Option
	Grant	Incentive Plan Awards(1)			Stock or	Underlying	Awards
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	($/Sh)
Douglas J. Timmerman	N/A	0	0	0	—	—	—
Mark D. Timmerman	N/A	0	0	0	—	—	—
J. Anthony Cattelino	N/A	0	0	0	—	—	—
Daniel K. Nichols	N/A	0	0	0	—	—	—
Dale C. Ringgenberg	N/A	0	0	0	—	—	—

(1)	Amounts in these columns have been eliminated as the potential value of the payout of the Non-Equity Compensation Payment for each named executive if the threshold, target and maximum goals under the Non-Equity Compensation Plan are not applicable due to the elimination/suspension of the plan for fiscal 2009. The performance results and measurements for the payment are explained under “Compensation Discussion and Analysis,” or CD&A. With respect to the annual non-equity incentive payment for fiscal 2009, the performance result is discussed in the CD&A and the Summary Compensation Table.
Outstanding Equity Awards At Fiscal Year-End
     The following table sets forth information concerning outstanding equity awards held by each named executive officer as of March 31, 2009. All stock options outstanding on March 31, 2009, were exercisable as of such date.

	Options Awards				Stock Awards
							Market
	Number of				Number of		Value of
	Securities				Shares or		Shares or
	Underlying				Units of		Units of
	Unexercised	Option	Option		Stock That		Stock That
	Options	Exercise	Expiration		Have Not		Have Not
Name	Exercisable (#)	Price ($)	Date		Vested (#)		Vested ($)(7)
Douglas J. Timmerman	31,870	$15.0625	11/22/2010	(1)	—		—
	50,000	$15.2000	7/10/2011	(1)	—		—
	45,000	$22.0700	6/7/2012	(1)	—		—
	50,000	$23.7700	6/9/2013	(1)	—		—
	17,545	$28.4950	11/23/2014	(2)	—		—

Total	194,415				—		—

Mark D. Timmerman	9,000	$22.0700	6/7/2012	(1)	—		—
	40,000	$23.7700	6/9/2013	(1)	—		—
	17,545	$28.4950	11/23/2014	(2)	—		—
	—	—	—		27,000	(3)	36,450
	—	—	—		17,000	(5)	22,950

Total	66,545				44,000		59,400

J. Anthony Cattelino	—	—	—		—		—
Total	—	—	—		—		—

Daniel K. Nichols	4,000	$15.6875	11/19/2009	(1)	—		—
	3,000	$15.0625	11/22/2010	(1)	—		—
	4,000	$15.2000	7/10/2011	(1)	—		—
	8,464	$22.0700	6/7/2012	(1)	—		—
	536	$22.0700	6/7/2012	(1)	—		—
	5,000	$23.7700	6/9/2013	(1)	—		—
					2,500	(4)	3,375
	—	—	—		2,000	(5)	2,700

Total	25,000				4,500		6,075

Dale C. Ringgenberg	2,700	$23.7700	6/9/2013	(1)
	—	—	—		6,000	(6)	8,100

Total	2,700				6,000		8,100

(1)	Option award issued under the 1995 Stock Plan with an expiration date of 10 years from the date of grant. The exercise price was based on the average of the high and low price on the date of grant. Options vested over a period of one to five years.

(2)	Option award issued under the 2004 Stock Plan with an expiration date of 10 years from the date of grant. The exercise price was based on the average of the high and low price on the date of grant. Options vested over a period of one to five years.

(3)	Consists of restricted shares awarded on November 28, 2006, under the 2004 Equity Incentive Plan. The restricted shares vest in five annual increments of 20% each beginning on the first anniversary following the award. At March 31, 2009, 60% of the restricted shares awarded in November 2006 remained unvested.

(4)	Consists of restricted shares awarded on November 28, 2006, under the 2004 Equity Incentive Plan. The restricted shares vest in three years on the anniversary following the award. At March 31, 2009, 100% of the restricted shares awarded in November 2006 remained unvested.

(5)	Consists of restricted shares awarded on November 9, 2007, under the 2004 Equity Incentive Plan. The restricted shares vest in five years on the anniversary following the award. At March 31, 2009, 100% of the restricted shares awarded in November 2007 remained unvested.

(6)	Consists of restricted shares awarded on November 9, 2007, under the 2004 Equity Incentive Plan. The restricted shares vest in three annual increments of 33% each beginning on the first anniversary following the award. At March 31, 2009, 66% of the restricted shares awarded in November 2007 remained unvested.

(7)	Based on the $1.35 per share closing price of our common stock on March 30, 2009, the last trading day of the year.

Option Exercises And Stock-Vested
     The following table sets forth certain information with respect to stock options exercised and restricted stock awards vested for the named executive officers during the year ended March 31, 2009.

	Options Awards		Stock Awards
	Number of		Number
	Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired	Realized on
Name	Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)
Douglas J. Timmerman	—	$—	—	$—
Mark D. Timmerman	96,870	$51,317	9,000	$25,650
J. Anthony Cattelino	—	$—	—	$—
Daniel K. Nichols	—	$—	2,000	$14,510
Dale C. Ringgenberg	—	$—	3,000	$13,710
Non-Qualified Deferred Compensation
The following table sets forth information concerning the EBP and, in the case of Douglas Timmerman, the Deferred Compensation Plan.

		Registrant
	Executive	Contributions	Aggregate	Aggregate
	Contributions in	in Last	Earnings	Balance at
Name	Last FY ($)	FY ($)(1)	in Last FY ($)	Last FYE ($)
Douglas J. Timmerman	$8,100	$2,000	$122,593	$4,687,454
Mark D. Timmerman	$65,813	$10,303	$2,023	$250,778
J. Anthony Cattelino	$4,234	$—	$4,802	$247,324
Daniel K. Nichols	$—	$—	$—	$—
Dale C. Ringgenberg	$6,820	$—	$42	$9,556

(1)	Amount represents contributions made by the Company to the EBP during the fiscal year ended March 31, 2009. All of the amounts shown are reported as compensation for 2009 in the Summary Compensation Table under the “All Other Compensation” column.

TERMINATION AND CHANGE IN CONTROL PAYMENTS AND BENEFITS
The following table describes the potential payments to the named executive officers upon an assumed termination of employment or a change in control as of March 31, 2009, assuming that the change in control occurred at a price equal to $1.35 per share, which represents the fair market value of our common stock on such date.

	Douglas J.	Mark D.	J. Anthony	Dale C.	Daniel K.
	Timmerman	Timmerman	Cattelino	Ringgenberg	Nichols
Disability
Base Salary(1)	$523,186	$879,662	$195,656	$—	$—
Incentive Compensation	—	—	—	—	—
Early Vesting of Restricted Shares(2)	—	59,400	—	8,100	6,075
Accrued and Unused Vacation	69,760	121,742	2,548	12,206	17,128
Insurance Benefits	—	—	—	—	—

Total(3)	$592,946	$1,060,804	$198,204	$20,306	$23,203

Death
Base Salary	$—	$—	$—	$—	$—
Incentive Compensation	—	—	—	—	—
Early Vesting of Restricted Shares(2)	—	59,400	—	8,100	6,075
Accrued and Unused Vacation	69,760	121,742	2,548	12,206	17,128
Insurance Benefits	—	—	—	—	—

Total(3)(4)	$69,760	$181,142	$2,548	$20,306	$23,203

With Cause
Base Salary	$—	$—	$—	$—	$—
Incentive Compensation	—	—	—	—	—
Early Vesting of Restricted Shares(2)	—	—	—	—	—
Accrued and Unused Vacation	69,760	121,742	2,548	12,206	17,128
Insurance Benefits	—	—	—	—	—
Total(3)	$69,760	$121,741	$2,548	$12,206	$17,128

Involuntary Termination Without Cause Before Change in Control
Base Salary(5)	$820,240	$1,379,116	$340,769	$—	$—
Incentive Compensation(6)	165,702	711,234	—	—	—
Early Vesting of Restricted Shares(2)	—	—	—	—	—
Accrued and Unused Vacation	69,760	121,742	2,548	12,206	17,128
Insurance Benefits(7)	47,114	51,586	28,852	—
Automobile Leases(8)	45,010	68,833	12,400	—	—
Club Dues(9)	10,417	24,343	9,820	—	—

Total(3)	$1,158,243	$2,356,854	$394,389	$12,206	$17,128

Termination After Change in Control
Base Salary(5)	$820,240	$1,379,116	$340,769	$—	$174,634
Incentive Compensation(6)	165,702	711,234	87,168	—	—
Early Vesting of Restricted Shares(2)	—	59,400	—	8,100	6,075
Accrued and Unused Vacation	69,760	121,742	2,548	12,206	17,128
Insurance Benefits(7)	47,114	51,586	28,852	—	16,923
Automobile Leases(8)	45,010	68,833	12,400	—	7,780
Club Dues(9)	10,417	24,343	9,820	—	—
401(k) Match and Excess Benefit Plan(10)	32,202	37,344	12,581	—	6,409
Section 280G Tax Gross-Up(11)	—	883,420	—	—	—

Total(3)	$1,190,445	$3,337,018	$494,138	$20,306	$228,949

(1)	In the event of disability, Messrs. D. Timmerman, M. Timmerman and Cattelino would be entitled to 100% of their current base salary for one year and 75% of their base salary for the remaining term of their employment agreement, prior to any offsets for disability benefits under our disability plans or governmental social security or workers’ compensation benefits. The amounts shown in the table do not reflect any such offsets. The amounts shown have been discounted to present value, assuming a 5% interest rate.

(2)	The outstanding restricted stock awards held by Messrs. M. Timmerman, Ringgenberg and Nichols will become fully vested if their employment is terminated due to disability or death, or if a change in control occurs.

(3)	The total amounts shown exclude the following: (a) the value of vested stock options, all vested stock options are underwater, (b) the value of the vested ESOP benefits, which amounted to $82,081 for Mr. D. Timmerman, $16,617 for Mr. M. Timmerman, $71,840 for Mr. Cattelino, $34,604 for Mr. Ringgenberg and $42,491 for Mr. Nichols, (c) the value of the vested benefits under our Excess Benefit Plan, which amounted to $231,245 for Mr. D. Timmerman, $33,357 for Mr. M. Timmerman, $25,546 for Mr. Cattelino, $3,944 for Mr. Ringgenberg and $0 for Mr. Nichols, (d) the value of the vested benefits under our 401(k) Plan, which amounted to $277,056 for Mr. D. Timmerman, $77,513 for Mr. M. Timmerman, $1.137 million for Mr. Cattelino, $405,087 for Mr. Ringgenberg and $168,380 for Mr. Nichols, (e) the value of the vested benefits under our deferred compensation agreement for Mr. D. Timmerman, which amounted to $356,754, and (f) earned but unpaid salary and reimbursable expenses.

(4)	If the executive had died as of March 31, 2009, his beneficiaries or estate would have received life insurance proceeds of approximately $295,000 for Mr. D. Timmerman, $496,000 for Mr. M. Timmerman, $179,400 for Mr. Cattelino, $148,800 for Mr. Ringgenberg and $179,400 for Mr. Nichols.

(5)	In the event of an involuntary termination of employment by the Employers without cause or by the executive due to adverse actions by the Employers, the executives would be entitled to the following severance based on their base salary: (a) for Messrs. D. Timmerman and M. Timmerman, severance for 36 months based on their highest base salary in the prior three years, (b) for Mr. Cattelino, severance for 24 months based on his highest base salary in the prior three years, (c) $0 for Mr. Ringgenberg, and (d) for Mr. Nichols only following a change in control, severance for 12 months based on his highest base salary in the prior three years. The amounts shown have been discounted to present value assuming a 5% interest rate.

(6)	In the event of an involuntary termination of employment by the Employers without cause or by the executive due to adverse actions by the Employers, the executives would be entitled to the following severance based on their incentive compensation: (a) for Messrs. D. Timmerman and M. Timmerman, severance for 36 months based on their bonus for the prior calendar year, (b) for Mr. Cattelino, if the termination follows a change in control, severance for 24 months based on his bonus for the prior calendar year, and (c) $0 for Messrs. Ringgenberg and Nichols. The amounts shown have been discounted to present value assuming a 5% interest rate.

(7)	Represents the estimated present value cost (assuming a 5% interest rate) of providing continued health, dental, vision, life and long-term disability coverage to each of the executives for three years to Messrs. D. Timmerman and M. Timmerman, two years to Mr. Cattelino and (only following a change in control) one year to Mr. Nichols. In each case, the benefits will be discontinued if the executive obtains full-time employment with a subsequent employer which provides substantially similar benefits. The estimated costs assume the current insurance premiums or costs increase by 10% on each January 1.

(8)	Represents the estimated present value costs (assuming a 5% interest rate) of paying the lease costs for automobiles for three years for Messrs. D. Timmerman and M. Timmerman, two years for Mr. Cattelino, and (only following a change in control) one year for Mr. Nichols, based on the lease costs in effect on April 1, 2009.

(9)	Represents the estimated present value costs (assuming a 5% interest rate) of paying continued club dues for Messrs. D. Timmerman and M. Timmerman for three years and two years for Mr. Cattelino, based on the club dues in effect in 2009.

(10)	In the event of an involuntary termination of employment following a change in control, either by the Employers without cause or by the executive due to adverse actions by the Employers, each executive would be entitled to receive additional severance based on the additional contributions that would have been made by the Employers to their accounts under the 401(k) Plan and the Excess Benefit Plan for three years for Messrs. D. Timmerman and M. Timmerman, two years for Mr. Cattelino, $0 for Mr. Ringgenberg, and one year for Mr. Nichols. The amounts shown in the table have been discounted to present value, assuming a 5% interest rate.

(11)	The payments and benefits to Mr. M. Timmerman in the event of a change in control are subject to a 20% excise tax since the parachute amounts associated with such payments and benefits exceed three times his average taxable income for the five years ended December 31, 2008. If a change in control was to occur, the Company believes that the Section 280G gross-up payments could be reduced or even eliminated if the timing of the change in control permitted tax planning to be done. However, if the excise tax cannot be avoided, then the Company has agreed in its employment agreement with Mr. M. Timmerman to pay the 20% excise tax and the additional federal, state and local income taxes and excise taxes on such reimbursement in order to place Mr. Timmerman in the same after-tax position he would have been in if the excise tax had not been imposed. If the parachute amounts associated with the change in control payments and benefits to the other executives equal or exceed three times the executive’s average taxable income for the prior five calendar years, then such payments and benefits would be reduced pursuant to the executive’s employment or severance agreement by the minimum amount necessary so that they do not trigger the 20% excise tax that would otherwise be imposed. None of the other executives was subject to a reduction based upon the amounts shown in the table.
Indebtedness of Management
Directors, officers and employees of the Company and its subsidiaries are permitted to borrow from the Bank in accordance with the requirements of federal and state law. All loans made by the Bank to directors and executive officers or their related interests have been made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. It is the belief of management of the Company that at the time of origination these loans neither involved more than the normal risk of collectibility nor presented any other unfavorable features. As of March 31, 2009, the Bank had $12.4 million of loans outstanding to directors and executive officers of the Company and its subsidiaries and their related interests.

PROPOSAL 2
APPROVAL OF THE ISSUANCE OF COMMON STOCK
TO PERMIT FULL EXERCISE OF THE WARRANT ISSUED TO THE DEPARTMENT OF TREASURY
Background
     The Company decided to voluntarily participate in TARP as announced by the Treasury in October 2008. TARP provided the Company with access to additional permanent capital on terms significantly more favorable than those the Company could have obtained, if at all, from the capital markets. Consequently, on January 30, 2009, the Company issued and sold to the Treasury 110,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.10, having a liquidation preference of $1,000.00 per share (the “Series B Preferred Stock”) for an aggregate purchase price of $110 million in cash. Proceeds received from the sale of the Series B Preferred Stock to the Treasury strengthened the Company’s regulatory capital.
     The Company also issued and sold to the Treasury a ten-year warrant (the “Warrant”) to purchase up to 7,399,103 shares (“Warrant Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”) which represents 34% of its Common Stock outstanding as of January 30, 2009. The Company agreed to have the Warrant Shares eligible for listing on the NASDAQ Global Market.
     The per share exercise price is $2.23 which represented the average closing price for a share of Common Stock for the 20 business days immediately prior to January 9, 2009 (the date the Company received approval from the Treasury to participate in TARP). If shareholder approval is not obtained by July 30, 2009, the exercise price for all of the Warrant Shares will be reduced by $0.33 per share on each six month anniversary of the date of the Warrant, up to a maximum reduction of $1.00 per share.
     The ultimate number of shares of the Common Stock issuable under the terms of the Warrant and the exercise price of the Warrant are subject to certain adjustments as set forth in the Warrant, including, among others, upon the issuance in certain circumstances of shares of Common Stock or securities convertible into shares of Common Stock. The number of shares of Common Stock also will be adjusted in the event the Company completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in the Company receiving aggregate gross proceeds of not less than the aggregate liquidation preference of the Series B Preferred Stock ($110 million), in which event the number of the shares of the Common Stock underlying the portion of the Warrant then held by the Treasury will be reduced by 3,699,551 shares which equals one-half of the shares of the Common Stock originally covered by the Warrant. Qualified Equity Offerings are defined in the Letter Agreement, dated January 30, 2009, and the Securities Purchase Agreement —Standard Terms attached thereto (together, the “Purchase Agreement”) and include offerings of stock for cash that the Company could include in its Tier 1 capital. The Company has no present plans, arrangements and/or understandings to make any Qualified Equity Offerings.
     Pursuant to the Purchase Agreement, the Treasury has agreed not to exercise voting power with respect to any shares of the Common Stock issued upon exercise of the Warrant.
     A copy of the Purchase Agreement and the Warrant is attached to this Proxy Statement as Appendix A and Appendix B, respectively. A copy of the Articles of Amendment for the Series B Preferred Stock and Form of Specimen Stock Certificate for the Series B Preferred Stock were filed as exhibits to our Form 8-K dated February 3, 2009.
NASDAQ Shareholder Approval Requirement
     Our Common Stock is listed on NASDAQ and we, therefore, are subject to the rules and regulations of NASDAQ. Rule 5635 of the NASDAQ Stock Market Rules requires shareholder approval prior to the issuance of securities exercisable for shares of the Common Stock in any transaction or series of transactions (other than a public offering) if (1) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the securities exercisable for common stock, or (2) the number of shares of common stock to be issued will be upon issuance equal to 20% or more of the number of shares of common stock outstanding before the issuance of the securities exercisable for common stock.
     Because the Common Stock issuable upon exercise of the Warrant exceeds 20% of the number of shares of Common Stock outstanding before the Warrant was issued and the exercise price of the Warrant is less than the greater of the book value or the market value of our Common Stock, under Rule 5635, we are required to obtain shareholder approval of the issuance of the Common Stock upon exercise of the Warrant.

Consequences of the Proposal to Shareholders
     Shareholder approval will eliminate any future costs and time to the Company and management that would otherwise arise as a result of “penalty” provisions for the failure to obtain shareholder approval of Proposal 3. Pursuant to the Purchase Agreement, the Company is contractually obligated to hold shareholder meetings and solicit its shareholders to approve the issuance of the Warrant Shares (and the Board must recommend approval of any such proposal) at a meeting of its shareholders no less than once in each subsequent six-month period beginning on January 30, 2009 until such approval has been obtained.
     Further, approval of the proposal at our 2009 Annual Meeting will terminate the materially adverse exercise price adjustment provision which provides that unless and until shareholder approval is obtained, the Warrant exercise price (subject to adjustment), currently $2.23 per share will be reduced by $0.33 per share on each six month anniversary of the issuance date of the Warrant, up to a maximum reduction of $1.00 per share. Such a result would be highly dilutive to shareholders. Moreover, the mere existence of this exercise price adjustment likely would put downward pressure on the market price of the Common Stock, which would adversely affect the market value of the Common Stock, a result that would not be in the interests of either our shareholders or the Company.
     The Warrant terms provide that following the 18-month anniversary of the issuance date of the Warrant and until such date as the Company receives shareholder approval for the issuance of the Warrant Shares and the Treasury is then able to exercise the Warrant in full, the Treasury may cause the Company to exchange all or a portion of the Warrant for an economic interest (to be determined by the Treasury after consultation with the Company) of the Company classified as permanent equity under U.S. generally accepted accounting principles having a value equal to the fair market value of the portion of the Warrant so exchanged. Approval of Proposal 3 will eliminate this provision and the adverse consequences and uncertainties associated therewith that could adversely affect any possible future capital raising transaction.
Recommendation of the Board of Directors
     The Board recommends that the shareholders vote “FOR” the issuance of the 7,399,103 shares of the Common Stock issuable upon exercise of the Warrant.
     If a majority of the votes cast is voted “FOR” this Proposal 2, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 2.

PROPOSAL 3
NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION
     ARRA, which was signed into law on February 17, 2009, requires TARP recipients, such as the Company, to permit a separate non-binding shareholder vote to approve the compensation of executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. ARRA provides that TARP recipients shall permit such a non-binding shareholder vote at any annual meeting of shareholders that occurs during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding (other than obligations relating to the Common Stock purchase Warrant issued to the Treasury).
     The Board therefore is providing you, as a shareholder, the opportunity to approve the Company’s compensation of executive officers and recommends that you approve, in an advisory vote, the following resolution:
     RESOLVED, that the shareholders approve the compensation of the Company’s executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (including the CD&A, the compensation tables, and any related material).
     Because your vote is advisory, it will not be binding upon the Board, overrule any decision made by the Board or create or imply any additional fiduciary duty by the Board. The Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.
Recommendation of the Board of Directors
     The Board recommends a vote “FOR” approving the compensation of the Company’s executive officers, as described in this proxy statement.
     If a majority of the votes cast is voted “FOR” this Proposal 3, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 3.

PROPOSAL 4
APPOINTMENT OF INDEPENDENT AUDITORS
     As discussed under “Relationship with Independent Registered Public Accounting Firm,” the Audit Committee of our Board has appointed McGladrey & Pullen LLP, an independent registered public accounting firm, to perform the audit of the Company’s financial statements for the year ending March 31, 2010, and we have further directed that the selection of independent registered public accounting firm be submitted for ratification by shareholders at the Annual Meeting.
     Representatives from McGladrey & Pullen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.
     McGladrey & Pullen LLP has audited our financial statements since 2006.
Fees for Professional Services
     The following table sets forth the aggregate fees paid by us to McGladrey & Pullen LLP for professional services rendered in connection with the audit of the Company’s consolidated financial statements for fiscal 2009 and 2008, as well as the fees paid by us to our principal accountant for audit-related services, tax services and all other services rendered to us during fiscal 2009 and 2008.

	Year Ended March 31,
	2009	2008
Audit fees(1)	$531,303	$552,649
Audit-related fees(2)	8,000	9,250
Tax fees(3)	40,200	39,600
All other fees(4)	63,093	—

Total	$642,596	$601,499

(1)	Audit fees consist of fees incurred in connection with the audit of our annual consolidated financial statements and the review of the interim consolidated financial statements included in the Company’s quarterly reports filed with the SEC, the review of management’s assessment of internal control over financial reporting and the assessment of the effectiveness of the Company’s internal controls, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	Audit-related fees consist of fees incurred in connection with compliance requirements of FHLB, WHEDA and Student Loan programs.

(3)	Tax fees consist of fees incurred in connection with tax planning, tax compliance and tax consulting services.

(4)	Includes fees in connection with the Registration Statement on Form S-3 filed October 2008.
     During the fiscal year ended March 31, 2009, each new engagement of our independent registered public accounting firm was approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception to pre-approval contained in SEC regulations.
Recommendation of the Board of Directors
     The Board recommends a vote “FOR” the ratification of McGladrey & Pullen LLP as the Company’s independent auditors for 2009.
     If a majority of the votes cast is voted “FOR” this Proposal 4, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 4.

PROPOSAL 5
SHAREHOLDER PROPOSAL
     Rebecca L. Yakes, 2577 N 86th Street, Wauwatosa WI 53226, the owner of 3364 shares of the Company’s common stock, has given notice of her intent to introduce the following resolution at the Annual Meeting:
     Resolved, that the stockholders of the Corporation request the Board of Directors to adopt a policy that the Board’s Chairman be an independent outside director who is (1) not related by blood or marriage to any Executive Officers of the Corporation or (2) who has not previously served as an Executive Officer of the Corporation. The policy should also provide for the selection of a new independent outside Chairman if the current Chairman resigns or retires from that position between annual meetings of the shareholders.
Shareholders’ Supporting Statement:
     It is the responsibility of the Board of Directors under Wisconsin law to manage the business and affairs of the Corporation. This includes the independent review and supervision of the management of the Corporation. The most important of the Board’s duties in regard to the management is the oversight of the activities of the Chief Executive Officer (CEO) of the Corporation.
     At the present time Douglas J. Timmerman holds the titles of the Chairman of the Board, President and Chief Executive Officer of the Corporation as well as director and Chairman of the Board of Anchor Bank fsb (Bank), its principal operating subsidiary. Mark D. Timmerman, son of Douglas J. Timmerman, is a director, Executive Vice President, Secretary and General Counsel of the Corporation and director, President and Chief Executive Officer of Anchor Bank, fsb. With two individuals, father and son, the offices of the Chairman of the Board, President and Chief Executive Officer of both the Corporation and the Bank, the three most powerful and authoritative positions of any Corporation, there is not effective oversight of the activities of the Corporation.
     With this scheme of dominance over the business and affairs of the Corporation and the Bank, the Shareholders are not adequately protected. There is no adequate framework of checks and balances over the activities of these two individuals. An independent outside director would produce a substantial degree of oversight of the management of the Corporation that is now missing.
     In particular, by electing an independent outside director a Chairman, the leadership of the Corporation will have a new focus, shareholders will be better protected from future actions of the management and the chain of dominance, dynasty and nepotism would be broken. This Corporation and its Bank are not the personal entity of any ruling family; it is a public corporation with over 20 million shares held by hundreds of individual and corporate shareholders. The shareholders deserve an independent voice, direction and leadership as their Chairman.
     One corporate governance expert in a 2003 report stated “The ultimate responsibility for good corporate governance rests with the Board of Directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interest of the shareholders as well as other constituencies are being properly served.”1 An independent Chairman would exercise the voice of the independent shareholders and provide a fresh evaluation of the difficult issues facing the Corporation.
     And, a properly focused Chairman would not be mere window dressing for the activities of senior management. By setting the agendas, priorities, and procedures of the Corporation, the Chairman will provide leadership for shareholders that is now lacking. By shaping the work of the Board, the independent Chairman will bring the Board to the forefront of supervising the business and activities of the Corporation as it is by law bound to do.
     On February 9, 2009, the Corporation announced that Douglas J. Timmerman would step down some time during the 3rd calendar quarter of 2009 as the Chairman of the Board and CEO of the Corporation. There was no mention of who Mr. Timmerman’s successor would be or of the process the Board of Directors would employ to find the best qualified successor. It is quite possible that the Board of Directors would appoint his son, Mr. Mark D. Timmerman as both Chairman and CEO.
     Indeed, in the same announcement, director David L. Omachinski was designated as “Lead Director” (but not as Chairman or future Chairman of the Board). Mr. Omachinski is well qualified to act as Chairman and should have been so designated. Consequently, the need for this Resolution remains, regardless of the Corporation’s recent announcement, because there is no assurance now or in the future that the position of Chairman of the Board will be held by an independent outside director.
     Surely with the financial disaster that has engulfed the Corporation and its Bank, now is the time for the Board to reassert itself and take control of the restructuring of the Corporation and Bank, starting with the establishment of an independent Chairman of the Corporation.
     Therefore, I urge shareholders to note FOR the requirement of an independent Chairman of the Board for the Corporation.

[1]	Commission of the Conference Board in a 2003 report.

Recommendation of the Board
The Board recommends a vote “AGAINST” this proposal which is identified as Item 4 on the proxy card, for the following reasons:
-	The Company recently amended its bylaws to provide that the Chairman of the Board must be an independent director and not an employee or officer of the Company

-	This bylaw amendment accomplishes a significant portion of the shareholder proposal

-	The Company’s corporate governance structure, including the provisions relating to qualifications of the Chairman of the Board, and the recent addition of the position of Lead Director, already provides effective, independent oversight of management.
This proposal would impose further requirements that the Chairman of the Board not have previously served as an executive officer of the Company and not be related by blood or marriage to any executive officer of the Company. The Board believes that, given the definition of independence under NASDAQ rules (which prohibit a person from being considered independent if he or she has served as an employee or officer of the Company within the past three years), these additional requirements are unnecessary and unduly restrictive. In order to manage governance more effectively, the Board also created the new position of Lead Director, effective February 9, 2009. The Lead Director must be an independent director under our director independence standards, which include the NASDAQ rules. The Lead Director has clearly defined responsibilities, including [insert]. The Board’s effective committee structure and full Board operations, as well as the recently enacted requirement that the Chairman of the Board be an independent director and position of Lead Director, allow the non-management directors to carry out their fiduciary responsibilities to provide proper oversight of management. As a result, the Board does not believe that requiring the Chairman of the Board to not be related to any executive officer by blood or marriage or not having served previously as an executive officer is necessary to achieve effective independent oversight.
Accordingly, the Board recommends that shareholders vote AGAINST the proposal.
     If a majority of the votes cast is voted “AGAINST” this Proposal 5, it will not pass. Unless otherwise directed, all proxies will be voted “AGAINST” Proposal 5.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2010 ANNUAL MEETING
     Any proposal which a Shareholder wishes to have included in our proxy materials relating to the next annual meeting of shareholders of the Company, which is scheduled to be held in 2010, must be received at the principal executive offices of the Company, 25 West Main Street, Madison, Wisconsin 53703, Attention: Mark D. Timmerman, Executive Vice President, Secretary and General Counsel, no later than February 16, 2010. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.
     Shareholder proposals which are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article II, Section 2.17 of our Bylaws, which provide that business at an annual meeting of shareholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the anniversary date of the mailing of the proxy materials by the Company for the immediately preceding annual meeting. Shareholder proposals for the Company’s next annual meeting scheduled to be held in July 2010 which are not intended to be included in the Company’s proxy materials for such meeting, must be received at the Company’s executive offices by April 20, 2010. A shareholder’s notice must set forth as to each matter the shareholder proposes to bring before an annual meeting (a) a brief description of the business desired to be brought before the annual meeting; (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business; (c) the number of shares of common stock which are beneficially owned by the shareholder; and (d) any material interest of the shareholder in such business.

ANNUAL REPORT
A copy of our annual report on Form 10-K for the year ended March 31, 2009, accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.
OTHER MATTERS
We are not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

BY ORDER OF THE BOARD OF DIRECTORS

Mark D. Timmerman
Executive Vice President, Secretary and
General Counsel

Madison, Wisconsin
June 19, 2009

ANCHOR BANCORP WISCONSIN INC. ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby instructs the Trustees of the Trust created pursuant to the Amended and Restated Management Recognition Plan (“Recognition Plan”) of Anchor BanCorp Wisconsin Inc. (the “Company”), to vote the shares of Common Stock of the Company which were granted to me as of June ___, 2008 pursuant to the Recognition Plans upon the following proposal to be presented at the Annual Meeting of Stockholders of the Company to be held on July ___, 2008. ELECTION OF DIRECTORS FOR all nominees listed WITHHOLD AUTHORITY below (except as marked to vote for all nominees to the contrary below) listed below Nominees for three-year term (and in each case until their successors are elected and qualified): Holly Cremer Berkenstadt, Donald D. Kropidlowski, Mark D. Timmerman. (INSTRUCTIONS: To withhold authority to vote for one or more of the nominees, write the names of the nominee(s) in the space provided below.) 2. Proposal to ratify the issuance of the Company’s common stock that may be issues to the U.S. Department of Treasury. ?FOR ?AGAINST ?ABSTAIN 3. Non-binding, advisory proposal to approve the compensation of the Company’s executive officers. ?FOR ?AGAINST ?ABSTAIN 4. Proposal to ratify the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010. ?FOR ?AGAINST ?ABSTAIN 5. Shareholder proposal for independent Chairman. ?FOR ?AGAINST ?ABSTAIN In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting. The Company’s Board of Directors unanimously recommends that you vote FOR each director nominee (Proposal 1) and FOR the approval of each of Proposals 2, 3 and 4 and AGAINST Proposal 5. Such votes are hereby solicited by the Board of Directors. You may revoke these instructions at any time prior to the Annual Meeting. If you return this card properly signed but do not otherwise specify, shares will be voted FOR election of the Board of Directors’ nominees to the Board of Directors. If you do not return this card, shares will be voted by the Trustees of the Recognition Plan. Dated: , 2009 Signature

ANNUAL MEETING OF STOCKHOLDERS OF ANCHOR BANCORP WISCONSIN INC. ___, 2009 Please mark, sign, date and return this proxy in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— —— PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS: (for three-year term and in each case 2. Proposal to ratify the issuance of the Company’s common stock until their successors are elected and qualified) that may be issued upon exercise of the warrant issued to the NOMINEES: U.S. Department of Treasury. FOR ALL NOMINEES O Holly Cremer Berkenstadt O Donald D. Kropidlowski O Mark D. Timmerman 3. Non-binding, advisory proposal to approve the compensation of WITHHOLD AUTHORITY FOR ALL NOMINEES the Company’s executive officers. FOR ALL EXCEPT (See instructions below) 4. Proposal to ratify the appointment of McGladrey and Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010. The Board of Directors recommends a vote “AGAINST” proposal 5. 5. Shareholder proposal for independent Chairman. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 REVOCABLE PROXY ANCHOR BANCORP WISCONSIN INC. ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANCHOR BANCORP WISCONSIN INC. (“COMPANY”) FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON ___, 2009 AND AT ANY ADJOURNMENT THEREOF. The undersigned, being a stockholder of the Company as of ___, 2009, hereby authorizes the Board of Directors of the Company or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Crowne Plaza, 4402 E. Washington Avenue, Madison, Wisconsin on ___, 2009, at 2:00 p.m., Central Time, and at any adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows: The Company’s Board of Directors unanimously recommends that you vote “FOR” each director nominee (Proposal 1) and “FOR” the approval of each of Proposals 2, 3, and 4 and “Against” Proposal 5. Such votes are hereby solicited by the Board of Directors. You may revoke these instructions at any time prior to the Annual Meeting. SHARES OF THE COMPANY’S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4 AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING. (Continued and to be signed on the reverse side) 14475

ANNUAL MEETING OF STOCKHOLDERS OF ANCHOR BANCORP WISCONSIN INC. ___, 2009 401k Please mark, sign, date and return this instruction card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS: (for three-year term and in each case 2. Proposal to ratify the issuance of the Company’s common stock until their successors are elected and qualified) that may be issued upon exercise of the warrant issued to the NOMINEES: U.S. Department of Treasury. FOR ALL NOMINEES O Holly Cremer Berkenstadt O Donald D. Kropidlowski O Mark D. Timmerman 3. Non-binding, advisory proposal to approve the compensation of WITHHOLD AUTHORITY FOR ALL NOMINEES the Company’s executive officers. FOR ALL EXCEPT (See instructions below) 4. Proposal to ratify the appointment of McGladrey and Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010. The Board of Directors recommends a vote “AGAINST” proposal 5. 5. Shareholder proposal for independent Chairman. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Accountholder Date: Signature of Accountholder Date: Note: Please sign exactly as your name or names appear on this Card.

To: Participants in the AnchorBank, fsb 401(k) Retirement Plan As described in the attached materials, your proxy as a stockholder of Anchor BanCorp Wisconsin Inc. (the “Company”) is being solicited in connection with the proposals to be considered at the Company’s upcoming Annual Meeting of Stockholders. We hope you will take advantage of the opportunity to direct the manner in which shares of Common Stock of the Company allocated to your account under the AnchorBank, fsb 401(k) Retirement Plan (“401(k) Plan”) will be voted. Enclosed with this letter is the Proxy Statement which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a postage paid return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the 401(k) Plan by marking, dating, signing and returning the enclosed voting instruction ballot to the Administrators of the 401(k) Plan in the accompanying envelope. The 401(k) Plan Administrators will certify the totals to the Company for the purpose of having those shares voted by the Trustee of the 401(k) Plan. We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the 401(k) Plan are not received, the shares allocated to your account will be voted by the Trustee in its discretion. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so. Please note that the enclosed material relates to those shares which have been allocated to your account under the 401(k) Plan. You will receive other voting materials for those shares owned by you individually and not under the 401(k) Plan. Sincerely, Douglas J. Timmerman Chairman of the Board, President and Chief Executive Officer 0 ANCHOR BANCORP WISCONSIN INC. ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby instructs State Street Bank and Trust Company, the Trustee of the Trust created pursuant to the AnchorBank, fsb 401(k) Retirement Plan (“401(k) Plan”), to vote the shares of Common Stock of Anchor BanCorp Wisconsin Inc. (the “Company”) which were allocated to my account as of ___, 2009, pursuant to the 401(k) Plan upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company to be held on ___, 2009. The Company’s Board of Directors unanimously recommends that you vote “FOR” each director nominee (Proposal 1) and “FOR” the approval of each of Proposals 2, 3, and 4 and “Against” Proposal 5. Such votes are hereby solicited by the Board of Directors. You may revoke these instructions at any time prior to the Annual Meeting. If you return this card properly signed but do not otherwise specify, shares will be voted FOR election of the Board of Directors’ nominees to the Board of Directors (Proposal 1) and FOR Proposals 2, 3 and 4. If you do not return this card, shares will be voted by the Trustee of the 401(k) Plan in its discretion. (Continued and to be signed on the reverse side) 14475

ANNUAL MEETING OF STOCKHOLDERS OF ANCHOR BANCORP WISCONSIN INC. ___, 2009 ESOP Please mark, sign, date and return this instruction card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS: (for three-year term and in each case 2. Proposal to ratify the issuance of the Company’s common stock until their successors are elected and qualified) that may be issued upon exercise of the warrant issued to the NOMINEES: U.S. Department of Treasury. FOR ALL NOMINEES O Holly Cremer Berkenstadt O Donald D. Kropidlowski O Mark D. Timmerman 3. Non-binding, advisory proposal to approve the compensation of WITHHOLD AUTHORITY FOR ALL NOMINEES the Company’s executive officers. FOR ALL EXCEPT (See instructions below) 4. Proposal to ratify the appointment of McGladrey and Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010. The Board of Directors recommends a vote “AGAINST” proposal 5. 5. Shareholder proposal for independent Chairman. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Accountholder Date: Signature of Accountholder Date: Note: Please sign exactly as your name or names appear on this card.

To: Participants in the Anchor BanCorp Wisconsin Inc. Employee Stock Ownership Plan As described in the attached materials, your proxy as a stockholder of Anchor BanCorp Wisconsin Inc. (the “Company”) is being solicited in connection with the proposals to be considered at the Company’s upcoming Annual Meeting of Stockholders. We hope you will take advantage of the opportunity to direct the manner in which shares of Common Stock of the Company allocated to your account under the Anchor BanCorp Wisconsin Inc. Employee Stock Ownership Plan (“ESOP”) will be voted. Enclosed with this letter is the Proxy Statement which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a postage paid return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the ESOP by marking, dating, signing and returning the enclosed voting instruction ballot to the Administrators of the ESOP in the accompanying envelope. The ESOP Administrators will certify the totals to the Company for the purpose of having those shares voted by the Trustees of the ESOP. We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the ESOP are not received, the shares allocated to your account will be voted by the Trustees in the same ratio on each matter for which instructions for allocated shares are received from all participants. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so. Please note that the enclosed material relates to those shares which have been allocated to your account under the ESOP. You will receive other voting materials for those shares owned by you individually and not under the ESOP. Sincerely, Douglas J. Timmerman Chairman of the Board, President and Chief Executive Officer 0 ANCHOR BANCORP WISCONSIN INC. ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby instructs the Trustees of the Trust created pursuant to the Employee Stock Ownership Plan (“ESOP”) of Anchor BanCorp Wisconsin Inc. (the “Company”), to vote the shares of Common Stock of the Company which were allocated to my account as of ___, 2009, pursuant to the ESOP upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company to be held on ___, 2009. The Company’s Board of Directors unanimously recommends that you vote “FOR” each director nominee (Proposal 1) and “FOR” the approval of each of Proposals 2, 3, and 4 and “Against” Proposal 5. Such votes are hereby solicited by the Board of Directors. You may revoke these instructions at any time prior to the Annual Meeting. If you return this card properly signed but do not otherwise specify, shares will be voted FOR election of the Board of Directors’ nominees to the Board of Directors and FOR Proposals 2, 3 and 4. If you do not return this card, shares will be voted by the Trustee of the ESOP in the same proportion as the allocated shares under the ESOP have voted. (Continued and to be signed on the reverse side) 14475